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Exhibit 2.1

Dated 20 September 2002

SHARE PURCHASE AGREEMENT

relating to

ROSEMONT PHARMACEUTICALS LIMITED

between

NED-INT HOLDINGS LTD

and

AKZO NOBEL N.V.

on the one side

BIO-TECHNOLOGY GENERAL CORP.

on the other side

Schedules
Schedule 1: Properties
Schedule 2: The Company
Schedule 3: The Warranties
Schedule 4: Pensions
Schedule 5: Actuaries Letter
Schedule 6: Completion
Schedule 7: Limitations on Liability
Schedule 8: Intellectual Property
Schedule 9: Transitional Arrangements
EXHIBITS
Exhibit 1: Information Memorandum
Exhibit 2: KPMG Report
Exhibit 3: Tax Deed
Exhibit 4: MIAC 9C-5a

THIS AGREEMENT is dated this 20th day of September 2002

PARTIES

(1)
NED-INT HOLDINGS LTD of Oriel House, 16 Connaught Place, London W2 2ZB, England(the Vendor); and

(2)
AKZO NOBEL N.V., Velperweg, 6824 BM Arnhem, The Netherlands (the Guarantor); and

(3)
BIO-TECHNOLOGY GENERAL CORP. whose registered office is at 70 Wood Avenue South, Iselin, New Jersey 08830, USA or such other of its Affiliates from time to time as it may nominate pursuant to Clause 9.6 (the Purchaser).

BACKGROUND

(A)
The Vendor is the legal and beneficial owner of the entire issued share capital of Rosemont Pharmaceuticals Limited (the Company), further details of which are set out in Schedule 2.

(B)
The Vendor has agreed to sell the Shares to the Purchaser and the Purchaser has agreed to purchase the Shares for the Purchase Price and upon and subject to the terms and conditions of this Agreement.

IT IS AGREED AS FOLLOWS:

1.
DEFINITIONS AND INTERPRETATION

1.1
In this Agreement the following words and expressions have the meanings set opposite them:

  Accounts Date: 31 December 2001;

  Accounting Standards: statements of standard accounting practice based primarily on the Akzo Nobel accounting rules set out in the Financial Economic Manual (as such has been Disclosed and attached to this Agreement) and complemented by the accounting rules used by the Company;

  Affiliate: in relation to any body corporate, any Holding Company or Subsidiary of such body corporate or any Subsidiary of a Holding Company of such body corporate;

  Agreed Form means initialled by or on behalf of the parties for the purposes of identification;

  Agreement: this agreement including its recitals and the schedules and the Tax Deed and any ancillary agreement referred to herein forming part of the total agreement and understanding;

  Audited Accounts: the audited balance sheet of the Company made up as at the Accounts Date and the audited profit and loss account of the Company in respect of the financial year ended on the Accounts Date including, in each case, the notes thereto and the directors' report and auditor's report;

  Business: the business of the Company as conducted at the date hereof;

  Business Day: a day (other than a Saturday or Sunday) when banks are open for business in London;

  Claim: any claim by the Purchaser arising under the Warranties with the exception of any Claim in respect of Tax;

  Claim in respect of Tax: any claim under or in connection with or pursuant to the Tax Deed or the Tax Warranties;

  Claim Notice: as defined in Schedule 7, Paragraph 2(A);

  Companies Acts: statutes from time to time in force concerning companies including (without limitation) the Companies Act 1985, the Companies Act 1989, Part V of the Criminal Justice Act 1993 and the Companies Consolidation (Consequential Provisions) Act 1985.

  Completion: completion of the sale and transfer of the Shares pursuant to this Agreement;

  Completion Date: means September 30, 2002 or any earlier date agreed by the Parties upon which Completion takes place;

  Confidential Information: as defined in Clause 8.1(e);

  Data Room: means the documents collated and contained in the Data Room located at MWB, 18 Soho Square (Starlight Room), London W1D 3QL, during the period 27 June to 28 June 2002;

  Disclosed: fully and fairly disclosed by the Disclosure Documents and by the general disclosures and specific disclosures referred to in the Disclosure Letter and "disclosure" or "disclosed" shall be construed accordingly;

  Disclosure Documents: the Disclosure Letter (including the documents annexed thereto), the Information Memorandum and the contents of the Data Room such contents consisting of bundles of documents collated by or on behalf of the Vendor, the outside covers of each of which have been signed for identification by or on behalf of the Vendor and the Purchaser together with supplemental bundles of information collected since the inception of the Data Room and initialled for purposes of identification.

  Disclosure Letter: the letter described as such of even date in the agreed form;

  Employees: the individuals who are employed by the Company, details of whom are given in or annexed to the Disclosure Letter;

  Encopharm Debt: means a debt of GBP216,755.55 and USD 10,800 (with a book value of GBPnil) owed by Encopharm SPA, an Algerian company, to the Company which has been assigned to Diosynth Limited;

  Environment: any air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water) [and any living organisms or systems supported by these media

  Environmental Law: all laws at the date hereof which have as a purpose or effect the protection of the Environment including regulations, directives, codes of practice and guidance notes which are of mandatory effect imposed by any relevant authority so far as they relate to the Environment;

  Good Clinical Practice (GCP): means the applicable regulations and guidelines established by or acceptable by the UK regulatory authorities relating to good clinical practice for trials in human beings, including without limitation the CPMP Note for Guidance on Good Clinical Practice (reference CPMP/ICH/135/95), as may be amended or updated from time to time and as such are implemented in the UK.

  Good Laboratory Practice (GLP): means the applicable regulations and guidelines established by or acceptable by the UK regulatory authorities relating to good laboratory practice, including the provisions laid down by Council Directives 87/18/EEC and 88/320/EEC and Commission Directive 90/88/EEC, as may be amended or updated from time to time and as such are implemented in the UK.

  Good Manufacturing Practice (GMP): means the principles and guidelines laid down by Commission Directive 91/356/EEC and any applicable guidelines made thereunder including "The rules governing medicinal products in the European Union" Volume 4, as may be amended or updated from time to time and as such are implemented in the UK.

  Hazardous Substances: means any material or substance which alone or in combination with others is capable of causing harm to man or any other living organism or the Environment.

  Health and Safety Laws: means all laws at the date hereof concerning the health and safety of those who work for the Company visit the Properties or are in any way affected by the activities of the Company or by persons working for the Company;

  Holding Company: a holding company within the meaning ascribed to such expression by sections 736 and 736A Companies Act 1985;

  Information Memorandum: means the Information Memorandum attached hereto as Exhibit 1 and initialled by or on behalf of the parties for purposes of identification;

  Intellectual Property: means patents, know-how, registered and unregistered trade marks and service marks (including any trade, brand or business names), domain names, registered designs, design rights, utility models, copyright (including all such rights in computer software), database rights, moral rights and topography rights and all rights under licences and consents in relation to such things and all rights or forms of protection of a similar nature or having equivalent effect anywhere in the world;

  IT Contracts: all contracts entered into by the Company for supply or maintenance of, or provision of services relating to, the IT System;

  IT System: material computer systems, communication systems, software, hardware and data owned, firmware, middleware, screens, terminals, peripherals, cabling and other prepared electronic equipment used or licensed to the Company;

  KPMG Report: means the report of KPMG on the Company dated 10 April 2002 together with the sundry assurance report dated 10 April 2002 and annexed hereto as Exhibit 2 and initialled by or on behalf of the parties for the purposes of identification;

  Law or Laws: includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil and other codes as such are implemented in the UK before or the date of this Agreement;

  Listed Intellectual Property Agreements: means the agreements or arrangements relating (wholly or partly) to Intellectual Property, the details of which are set out in the Disclosure Letter;

  MIAC Accounts: means the accounts of the Company according to the internal Akzo Nobel financial reporting system using the Accounting Standards;;

  MIAC June Accounts: means the MIAC Accounts for the period dated 30 June 2002;

  MPS means the Maximum Pricing Scheme;

  Patents: means all patents and patent applications (in whatever country) owned by any member of the Vendor's Group (other than the Company) in relation to oral liquid preparations comprising the medicinally active ingredient Tamoxifen;

  Pension Scheme: means the Akzo Nobel UK Pension Scheme; currently governed by a definitive trust deed and rules dated 11 December 1992;

  PPRS: means the Pharmaceutical Price Regulation Scheme;

  Properties: the properties of which short particulars are set out in Schedule 1;

  Purchaser's Accountants: PriceWaterhouseCoopers of Harman House, 1 George Street, Uxbridge, Middlesex UB8 1QQ;

  Purchase Price: the sum specified in clause 3.1

  Purchaser's Group: the Purchaser and its Affiliates;

  Purchaser's Solicitors: Simmons & Simmons of CityPoint, One Ropemaker Street, London EC2Y 9SS;

  Restricted Business: as defined in Clause 9.1(a);

  Rosemont Intellectual Property: the Intellectual Property owned, licensed, used or exploited by the Company including that listed in part 1 of Schedule 8;

  Rosemont Trade Marks: means all trade marks (whether registered or not) owned by any member of the Vendor's Group (other than the Company) and comprised of or containing the word "Rosemont", together with any goodwill or common law rights which are connected with or attached to the same;

  Shares: the 7,049,600 issued ordinary shares of 25 pence each in the capital of the Company;

  Share Plan: means the Akzo Nobel Employee Share Plan;

  Subsidiary: a subsidiary within the meaning ascribed to such expression by sections 736 and 736A Companies Act 1985;

  TA88: means the Income and Corporation Taxes Act 1988;

  Taxation or Tax: as defined in the Tax Deed;

  Tax Claim: as defined in the Tax Deed;

  Tax Deed: the deed in the agreed terms containing certain taxation covenants and indemnities between the Vendor and the Purchaser annexed hereto as Exhibit 3;

  Tax Warranties: the warranties set out in paragraphs 36-41 (inclusive) of Schedule 3;

  Taxation Authority: the Inland Revenue, HM Customs & Excise, Department of Social Security and any other governmental or other person whatsoever competent to enforce or collect any Taxation whether in the United Kingdom or elsewhere;

  Technical Know How: means formulae, instructions, specifications, manufacturing processes and techniques, technical data, process, methods, designs, trial results and other material (in whatever form) in each case which is not generally known and which relates to the creation, development or manufacture by the Company of liquid formulation pharmaceutical products.

  The BTG Guarantor: means Bio-Technology General Corp. in its capacity as guarantor pursuant to Clause 9.6;

  Third Party Claim: as defined in paragraph 3A of Schedule 7;

  VAT: value added tax;

  Vendor's Accountants: means KPMG;

  Vendor's Group: means the Vendor and its Affiliates;

  Vendor's Lawyers: means any lawyer of Akzo Nobel Legal Affairs;

  Warranties: the warranties set out in Schedule 3;

  "In the agreed terms" or "in the agreed form": in the form agreed between the Vendors' Lawyers and the Purchaser's Solicitors and signed for the purposes of identification by or on behalf of each party.

1.2
The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3
Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships in each case whether or not having a separate legal personality.

1.4
References to recitals, schedules and clauses are to recitals and schedules to and clauses of this Agreement unless otherwise specified and references within a schedule to paragraphs are to paragraphs of that schedule unless otherwise specified.

1.5
References in this Agreement to any statute, statutory provision, EC Directive or treaty include a reference to that statute, statutory provision, EC Directive or treaty as operative only at the date of this Agreement and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, EC Directive or treaty.

1.6
Words and expressions defined in the Tax Deed shall to the extent not inconsistent bear the same meanings in this Agreement.

1.7
References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to the English legal term.

1.8
Any reference to writing or written includes faxes and any non-transitory form of visible reproduction of words (but not e-mail).

1.9
Any agreement, covenant, representation, warranty, undertaking or liability arising under this Agreement on the part of two or more persons shall be deemed to be made or given by such persons jointly and severally.

1.10
References to times of the day are to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

2.
SALE AND PURCHASE

2.1
Obligation to sell and purchase

  Subject to the terms of this Agreement, the Vendor as legal and beneficial owner shall sell and the Purchaser shall purchase the Shares free from all charges, liens, encumbrances, equities and claims whatsoever and together with all rights attaching to them at the date of this Agreement.

2.2
Covenants for title

  Upon Completion the Vendor shall be deemed to have given to the Purchaser the same covenants in relation to the sale of the Shares as are implied by Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 (the "Act") where a disposition is expressed to be made with full title guarantee except that s.3(1) of the Act shall apply as if the words "other than" to the end of the sub-section were deleted therefrom.

2.3
No Sale of Part

  Neither the Vendor nor the Purchaser shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completely simultaneous.

2.4
Subject to the terms of this Agreement, the Vendor shall procure the sale by the relevant member of the Vendor's Group (as legal and beneficial owner) and the Purchaser shall purchase the

  Patents and the Rosemont Trade Marks free from all charges, liens, encumbrances, equities and claims whatsoever.

3.
CONSIDERATION

3.1
The Purchase Price for the Shares shall be the sum of GBP 64 million (sixty-four million English Pounds) GBP 63,999,999 of which shall be paid in respect of the Shares and GBP 1 in respect of the assignment of the Patents.

3.2
Reduction in the Purchase Price

  Any payment made by the Vendor in respect of a breach of this Agreement or arising under or pursuant to this Agreement (including for the avoidance of doubt the Tax Deed), shall be and shall be deemed to be pro tanto a reduction in the Purchase Price paid for the Shares under this Agreement.

4.
COMPLETION

4.1
Time and location

  Completion shall take place at the offices of Deutsche Bank in London on 30th September 2002 or any earlier date agreed by the parties at 14.00 hours.

4.2
Vendors' obligations

  At Completion:

  (a)
  the Vendor shall deliver to the Purchaser each of the documents listed in part 1 of Schedule 6; and

  (b)
  the Vendor shall procure that all necessary steps are taken properly to effect the matters listed in part 2 of Schedule 6 at board meetings of the Company and shall deliver to the Purchaser duly signed minutes of all such board meetings.

4.3
Purchaser's obligations

  The Purchaser shall on the Completion Date:

  (a)
  pay the Purchase Price by way of irrevocable electronic transfer for same day value before 14.00 hours on the Completion Date to the Vendor to the following account of the Vendor:

    Account number 70690074
    (sortcode 20-00-00)
    Barclays Bank PLC
    54 Lombard Street
    London EC3V 9EV

  (b)
  deliver to the Vendor a counterpart Tax Deed duly executed by the Purchaser and deliver an executed copy of the Transitional Services Agreement.

4.4
Purchaser's right of access prior to Completion

  From the date of this Agreement the Purchaser and any persons authorised by it, upon its request, not to be unreasonably withheld by Vendor, shall be allowed full access to all the premises, books and records of the Company and the Vendor shall supply or procure the supply of any information reasonably required by the Purchaser relating to the Company and its affairs, provided always that any such information shall be treated with strict confidentiality by the Purchaser in accordance with the terms of the Confidentiality Agreement dated May 17, 2002 by and between Akzo Nobel N.V. and Bio-Technology General Corporation.

4.5
No acts or omissions contrary to Warranties

  The Vendor shall procure that (save only as may be necessary to give effect to this Agreement) neither the Vendor nor any member of the Vendor's Group nor the Company shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at any and all times from the date hereof down to Completion or which would make any of the Warranties inaccurate or misleading if they were so given. In particular, the Vendor shall procure that paragraphs 11.4(3) and 13 of Schedule 3 shall be complied with at all times from the date hereof down to Completion.

4.6
Conduct of Company's business pending Completion

  The Vendor shall in addition and without limiting clause 4.5 procure that, from the date of this Agreement until Completion:

  (A)
  save with the prior consent in writing of the Purchaser the business of the Company is carried on in the usual and normal course;

  (B)
  the Company takes all reasonable steps to preserve the goodwill of its business and encourages customers and suppliers to continue to deal with them and shall do nothing which will or would be likely to injure such goodwill;

  (C)
  maintain or procure to be maintained in force by the relevant member of the Vendor's Group all the insurance policies maintained for the benefit of the Company up to Completion. The Vendor shall procure that until Completion, nothing is done or omitted to be done which will enable any insurer to avoid liability under any such insurance policies; and

  (D)
  the Company shall not, without the prior consent in writing of the Purchaser, enter into any contract or commitment or do anything which, in any such case, is either out of the ordinary and usual course of its business or which materially affects its assets or liabilities or its ability to carry on its business as now conducted without the prior consent in writing of the Purchaser. In particular, the Vendor shall procure that from the date of this Agreement until Completion, save with the prior consent in writing of the Purchaser, the Company shall not:

  (1)
  make any alteration to its memorandum or articles of association or any other document or agreement establishing, evidencing or relating to its constitution or operation; or

  (2)
  alter the nature or scope of its business; or

  (3)
  manage its business otherwise than in accordance with its business and trading policies and practice to date as disclosed to the Purchaser, except as may be necessary to comply with changes in the Law; or

  (4)
  enter into any agreement or arrangement or permit any action whereby another company becomes its subsidiary or subsidiary undertaking; or

  (5)
  enter into any transaction other than on arms' length terms and for full and proper consideration; or

  (6)
  acquire (whether by one transaction or by a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other person; or

  (7)
  dispose of (whether by one transaction or by a series of transactions), and whether or not in the ordinary course of business the whole or any substantial or material part of its business, undertaking or (except in the ordinary course of business) any other of its assets; or

    (8)
    incur any capital expenditure in excess of £ 25,000 (other than the purchase of one HPLC of £ 40,000 which is in the process of being approved); or

    (9)
    take any loans, borrowings or other form of funding or financial facility or assistance, or enter into any foreign exchange contracts, interest rate swaps, collars, guarantees or agreements or other interest rate instruments or any contracts or arrangements relating to derivatives or differences, or in respect of which the financial outcome is to any extent dependent upon future movements of an index or rate of currency exchange or interest, or in the future price of any securities or commodities; or

    (10)
    grant any loans or other financial facilities or assistance to or any guarantees or indemnities for the benefit of any person or create or allow to subsist any encumbrance over the whole or any part of its undertaking, property or assets; or

    (11)
    enter into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets; or

    (12)
    enter into any death, retirement, profit sharing, bonus, share option, share incentive or other scheme for the benefit of any of its officers or employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any key man insurance; or

    (13)
    commence, compromise or discontinue any legal or arbitration proceedings (other than routine debt collection); or

    (14)
    prematurely repay or prepay any loans, borrowings or other financial facilities or assistance made available to it; or

    (15)
    terminate the employment or office of any of its directors, officers or senior employees (here meaning those employees that are identified to the Purchaser as being eligible for a retention bonus) or appoint any new director, officer or senior employee or consultant or materially alter the terms of employment or engagement of any director, senior employee or consultant; or

    (16)
    declare, make or pay any dividend or distribution (whether of capital or of profits); or

    (17)
    extract or pay to the Vendor or any member of the Vendor's Group any cash by way of a management charge or otherwise than in the ordinary course of business (excluding payment for management charges to any member of the Vendor's group provided any such payment is consistent in nature and amount to management charges levied on the Company in the past); or

    (18)
    make or permit any amendment, variation, deletion, addition, renewal or extension to or of, or terminate or give any notice or intimation of termination of, any contract or arrangement where the aggregate amount payable or receivable by the Company thereunder exceeds £ 25,000 or breach or fail to comply with the terms of any contract or arrangement;

    (19)
    pay any remuneration, fee or other sum to the Vendor, any person connected with or controlled by the Vendor (other than remuneration properly accrued due or reimbursement of business expenses properly incurred, in each case as disclosed in the Disclosure Letter); or

    (20)
    enter into any agreement or obligation to do anything prohibited by clauses 4.6(D)(1) to 4.6(D) (19) inclusive.

4.7
Failure to complete

  If in any material respect the obligations of the Vendor or Purchaser are not complied with on the date for Completion set by clause 4.1 the party not in default may:

  (A)
  defer Completion to a date not more than 28 days after the date set by clause 4.1 (and so that the provisions of this clause 4.7, apart from this clause 4.7 (A), shall apply to Completion as so deferred); or

  (B)
  proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

  (C)
  rescind this Agreement, provided the party not in default has given the other party sufficient opportunity to remedy its breach

4.8
Without prejudice to clause 4.5, the Vendor shall forthwith disclose in writing to the Purchaser any matter or thing which may arise and become known to the Vendor after the date hereof and before Completion which is inconsistent with any of the Warranties or which might make any of them inaccurate or misleading if they were given at any and all times from the date hereof down to Completion or which is a breach of clause 4.5 or 4.6 or which is material to be known to a purchaser for value of the Shares.
4.9	(A)
Subject to clause 4.10 if, at any time prior to or at Completion, the Purchaser becomes aware (whether or not as a result of any disclosure by the Vendor under clause 4.8) of any matter or circumstance which constitutes a material breach of any of the Warranties or a material breach of the undertaking given in clause 1.2 and if such matter or circumstance is reasonably likely to have a material adverse effect (as determined in accordance with clause 4.10 (B) the Purchaser shall be entitled to terminate this Agreement by written notice ("Notice") to the Vendor (such Notice to specify that it constitutes Notice pursuant to this Clause and giving such reasonable particulars as are available to the Purchaser of the matter or circumstance giving rise to service of such Notice); and

  (B)
  for the purposes of this clause, a matter or circumstance shall be considered to be reasonably likely to have a material adverse effect if as a result of such matter or circumstance it is reasonably anticipated that the aggregate turnover or profits of the Company will be at least 20 (twenty) per cent lower for the current calendar year than would otherwise have been the case had that matter or circumstance not have existed or occurred.

4.10
Clause 4.9 shall not apply to such matter or circumstance referred to in 4.9 which results from:

(1)
matters disclosed in the Disclosure Letter;

(2)
changes after the date of this Agreement in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions;

(3)
general changes in the political climate which shall include for the avoidance of doubt, war and acts of terrorism;

(4)
changes after the date of this Agreement in conditions generally affecting the pharmaceuticals industry;

(5)
changes after the date of this Agreement in the Law or accounting practices; or

(6)
an event occurring after the date of this Agreement which is caused by the change of control resulting from this transaction.

4.11
The provisions of Schedule 8 shall apply in respect of the Transitional Period (as defined therein)

5.
WARRANTIES

5.1
The Vendor warrants to the Purchaser that each of the Warranties as set forth in Schedule 3 is true and accurate and the Vendor acknowledges that the Purchaser is entering into the Agreement in reliance upon each of the Warranties each of which is given on the basis that it is repeated at all times up to and including Completion.

5.2
The Warranties and any other representation, indemnity or undertaking contained herein, except those contained in the Tax Deed, are given subject to any exceptions disclosed or qualifications or reservations stated in the Disclosure Letter or expressly provided for under this Agreement.

5.3
Warranties to be independent

  Each of the Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or anything in this Agreement.

5.4
The Vendor agrees with the Purchaser for itself and as a Trustee for the Company to waive any rights which it may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by the Company or its/their officers, employees or advisers in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

5.5
Obligations to make enquiries

  Where any of the Warranties is made or given so far as the Vendor is aware or to the best of the Vendor's knowledge, information and belief or any similar expression, such Warranty shall be deemed to be made on the basis of actual and constructive knowledge of the Vendor, having made or been deemed to have made enquiries only of Andre Groenewegen, Neil Salvin, John Blythe.

6.
SPECIFIC INDEMNIFICATIONS

6.1
PPRS and MPS

  The Vendor agrees to keep the Purchaser indemnified in respect of all claims, liabilities, penalties, costs and expenses of any kind (including without limitation, legal and other professional adviser's fees) arising in respect of any liability in respect of excess profits under either PPRS or the MPS pharmaceutical product pricing schemes or both of these schemes or failure to implement a 4.5% price reduction on branded pharmaceuticals as required under the PPRS in October 1999 or any penalties imposed or liabilities arising as a consequence of failure by the Company to comply in any way with either or both schemes provided always that the Vendor shall only be liable under this Clause 6 in relation to claims, liabilities, penalties, costs or expenses in respect of and to the extent they relate to the period prior to Completion.

6.2
The Vendor shall indemnify the Purchaser and hold the Purchaser harmless against all and any costs, expenses, monetary liabilities, damages and losses arising out of any claim, action or proceeding which arises or is made or is alleged to arise or be made against the Company relating in any way to the laboratory incident on 17 April 2002 referred to in the Disclosure Letter, save that this indemnification shall not extend to any loss or damage to reputation suffered by the Company as a result of such incident.

7.
LIMITATION OF VENDOR'S LIABILITY

7.1
No liability shall accrue hereunder under the Warranties in relation to matters Disclosed.

7.2
The liability of the Vendor hereunder shall be limited as provided in Schedule 7:

8.
PROTECTION OF GOODWILL AND TRADE SECRETS

8.1
Save as specifically provided herein, the Vendor undertakes that it shall not and shall procure that the Vendor's Group shall not whether personally or by its officers, employees or agents do any of the following:

(A)
for a period of three years from Completion, be engaged or (save as the holder of the shares or debentures in a listed company which confer not more than 10 per cent of the votes which could normally be cast at a general meeting of that company) be directly or indirectly concerned in carrying on a business whose main activity in the United Kingdom is the manufacture and sale of oral liquid pharmaceutical products (the "Restricted Business") provided that the Restricted Business shall not involve the manufacture and sale of oral liquid presentation of existing products or products in development, by the Organon business unit of the Guarantor;

(B)
within three years after Completion, either on its own account or in conjunction with or on behalf of any person, firm or company in connection with any Restricted Business, solicit or endeavour to entice away from the Company any person who at the date of completion is a client or customer of the Company whether or not such person would commit a breach of contract by reason of transferring business;

(C)
within three years after Completion, either on its own account or in conjunction with or on behalf of any person, firm or company, in connection with any Restricted Business, deal with any person who at Completion is a client or customer of the Company whether or not such person would commit a breach of contract by reason of transferring business;

(D)
within three years after Completion, either on its own account or in conjunction with or on behalf of any person, firm or company, in connection with any Restricted Business, endeavour to entice away from the Company any person who at Completion is a supplier of the Company whether or not such person would commit a breach of contract by reason of transferring business;

(E)
disclose to any other person within five years after Completion (or in the case of Technical Know How, at any time within ten years after Completion) at any time any information of a secret or confidential nature relating exclusively or primarily to the Business ("Confidential Information") or any Technical Know How except:

(i)
to the extent that the Confidential Information or Technical Know How has entered the public domain otherwise than by reason of the unauthorised act or default of the Vendor or the Vendor's Group;

(ii)
information which it subsequently acquires from a third party lawfully and not under a duty of confidentiality;

(iii)
in so far as may be required by law or by any regulatory authority;

(iv)
any information which the Vendor or Vendor's Group independently develops without using the Confidential Information; and

(v)
any Confidential Information or Technical Know How in relation to mirtazapine.

(F)
within one year after Completion, solicit or entice away from the employment of the Company any person who is at Completion a senior Employee of the Company [save always that this Clause 8.1(d) shall not apply in relation to the Managing Director of the Company and in the event that any employee responds to an advertisement placed by the Vendor or any member of the Vendor's Group.

  (G)
  within six months after Completion, solicit or entice away from the employment of the Company any person who is at Completion an Employee (but not a senior Employee) of the Company save always that this paragraph [g] shall not apply in the event that any employee responds to an advertisement placed by the Vendor or any member of the Vendor's Group.

8.2
The Vendor and the Vendor's Group shall be deemed not to be in breach of this Clause 8 if as a result of an acquisition or merger or similar arrangement it acquires after Completion a Restricted Business which is part of a larger business company or group of companies, provided that the Restricted Business is not the principal trading activity of such business, company or group of companies. For the purposes of the Clause 8.2 a Restricted Business shall not be deemed to be the principal trading activity of such business, company or group of companies if it accounts for not more than ten per cent (10%) of the turnover (on a consolidated basis in respect of a group of companies) of the company, business or group of companies so acquired and a Restricted Business shall be deemed to be the principal trading activity if it accounts for more than twenty per cent (20%) of the turnover (on a consolidated basis in respect of a group of companies) of the company, business or group of companies so being acquired.

8.3	(a)	Subject to Clause 8.3(b) the Vendor shall not and shall procure that the Vendor's Group shall not at any time after the first anniversary after Completion use in the course of business any name or mark comprising or containing the word "Rosemont" or any other word which is or might be confusingly similar thereto.
(b)
In the event that the Vendor needs the consent of a third party to cease using the name "Rosemont", the Purchaser agrees that the twelve month period referred to in Clause 8.3(a) shall be extended for as long as necessary to obtain the third party consent8.4 The Vendor shall procure that the obligations set out in this Clause 8 be binding on the Vendor's Group successors in title.
8.4
The Vendor shall procure that the obligations set out in this Clause 8 be binding on the Vendor's Group successors in title.

8.5
For the avoidance of doubt, nothing in this Agreement shall restrict the Vendor or the Vendor's Group from selling mirtazapine world-wide as an oral liquid pharmaceutical product.

9.
OBLIGATIONS OF THE PURCHASER

9.1
The Purchaser acknowledges that it derives no rights under this Agreement to the name "Akzo Nobel" or the Akzo Nobel logo and shall procure that the Company shall from the date commencing three months after Completion cease to use or display the name Akzo Nobel, the Akzo Nobel logo or any colourable imitations thereof and/or any logo used by any Affiliate of the Vendor (other than the Rosemont Trade Marks or any trade mark owned by the Company (together called "the Marks") in relation to any goods or services provided by the Company including without prejudice to the foregoing the use of the Marks on any building owned or used by the Company and on any letterhead or other form of written materials or electronic communication.

9.2
The Purchaser warrants to the Vendor that it is not aware of any circumstance or fact which to its knowledge would enable it to make a Claim or a Claim in respect of Tax at the date of Completion.

9.3
The Purchaser warrants to the Vendor that:

(a)
it is a corporation validly existing under the laws of Delaware with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise, the execution and performance of, its obligations under this Agreement and all documents in the agreed form; and

  (b)
  this Agreement constitutes valid and binding obligations of the Purchaser.

9.4
In the event that the Encopharm Debt, or any part of it, is paid by Encopharm to the Company after Completion then the monies paid to the Company by Encopharm SPA in purported satisfaction of the Encopharm Debt shall be held on trust for Diosynth Limited (a member of the Vendor's Group) and shall be paid by the Company to Diosynth Limited within 14 days of receipt.

9.5
The Vendor and any Affiliate of the Vendor shall have the right to consult the books and records of the Company on reasonable notice and during normal business hours in order to properly defend any Claim or any Claim in respect of Tax or under Clause 7 hereof, including third party claims.

9.6
Substitution and BTG Guarantee

(A)
Bio-Technology General Corp. (details of which are set out above) shall be entitled, prior to Completion, by notice in writing to the Vendor and the Guarantor to nominate such of its Affiliates (details of which are set out in such notice) as it may require and such Affiliate shall accordingly be treated as the "Purchaser" pursuant to this Agreement for all relevant purposes as from the date hereof.

(B)
In the event that the BTG Guarantor nominates such other party in accordance with clause 9.6(A), the BTG Guarantor, in consideration of the payment of the sum of £1 by the Vendor to the Purchaser shall as its primary obligations:

(i)
procure that the Purchaser shall duly observe and perform all its obligations under this Agreement and all other agreements entered into pursuant hereto;

(ii)
if and whenever the Purchaser shall be in default in the payment when due of any amount payable under this Agreement or any other agreement entered into pursuant hereto or of any damages for breach of the same or of any of the warranties representations or undertakings contained therein or of any amount payable under the Tax Deed, within two Business Days after being given notice to that effect by the Vendor, pay all such amounts then payable by the Purchaser as though the BTG Guarantor instead of the Purchaser was expressed to be the principal debtor; and

(iii)
indemnify the Vendor against the cost of collecting any amount payable by the Purchaser or the BTG Guarantor and referred to in clause 9.6 (B) (i).

(C)
Indemnity

    Any amount not paid by the Purchaser and not recoverable from the BTG Guarantor on the basis of a guarantee (whether because of any legal limitation, disability or incapacity on the part of the Purchaser or any other matter or thing whether known to the Vendor or not) shall nevertheless be recoverable from the BTG Guarantor on the basis of an indemnity.

  (D)
  Indulgence etc.

    The BTG Guarantor acknowledges that its liability under this Clause 9.6 shall not be discharged or affected in any way by time being given to the Purchaser or by any other indulgence or concession being granted to the Purchaser or by any other act, omission, dealing, matter or thing whatsoever (including any change in the memorandum or articles of association of the Purchaser or the BTG Guarantor, any amendment to this Agreement or the liquidation, dissolution, reconstruction or amalgamation of the Purchaser or the BTG Guarantor or the illegality or enforceability of this Agreement) which but for this provision might operate to release the BTG Guarantor from its obligations under this Clause 9.6.

  (E)
  Continuing Guarantee

    The guarantee contained in this Clause 9.6 is a continuing guarantee and shall remain in full force and effect for a period ending on the sixth anniversary of the end of the accounting period of the Company immediately following Completion. The Guarantee is in addition to and shall not prejudice nor be prejudiced by any other guarantee, indemnity or other security or right against any other person which the Vendor may have for the due performance of the obligations concerned.

  (F)
  Set off

    The BTG Guarantor shall not be entitled to set off against the obligations hereby guaranteed any liabilities or obligations which are due from the Vendor to the Purchaser under any provision of this Agreement or the Tax Deed.

10.
PENSIONS AND EMPLOYMENT

10.1
The provisions of Schedule 4 set out the arrangements relating to the Vendor's Pension Scheme and shall have effect as of Completion.

(A)
The Purchaser agrees to procure that the Company shall pay the first GBP 150,000 (including any National Insurance contributions) towards the payments made under the retention schemes brief particulars of which are set out in 21.16.1 to 21.16.5 (with the exception of the redundancy programme referred to in 21.16.1) of the Data Room (the "Bonus Schemes")

(B)
In the event that the liability of the Company under the Bonus Schemes is greater than GBP 150,000, the Vendor shall be liable for the excess.

(C)
If any sum is payable by the Vendor pursuant to clause 10.1(b), the Vendor shall pay such sum to the Purchaser as an adjustment to the Purchase Price within 60 days of the Purchaser notifying the Vendor of the Vendor's liability under clause 10.1(b).

10.2
The Vendor agrees to use its best endeavours to procure:

(A)
the secondment of Dr. André Groenewegen to the Company;

(B)
that Diosynth B.V. executes at Completion the secondment agreement substantially in the terms initialed by the parties; and

(C)
that Dr. André Groenewegen abides by obligations of confidentiality in terms of clause 8.1(E) herein.

  The Vendor will be liable for any breach by Dr. André Groenewegen of the obligations of confidentiality referred to in (C) above.

11.
DEBT AND GUARANTEES

11.1
The Vendor shall procure that as of Completion all the inter company loans made by Rosemont to the Vendor (or to any member of the Vendor's Group) are repaid or otherwise discharged in full.

11.2
The Purchaser undertakes with the Vendor to procure the release at Completion (or as soon thereafter as is practicable) of the Vendor and any member of the Vendor's Group from all guarantees, indemnities, bonds, letters of comfort, undertakings, licences and other arrangements to which they or any of them are a party in respect of the Company or its business or the Properties and to indemnify and to keep indemnified on a continuing basis the Vendor and any member of the Vendor's Group from all claims, liabilities, costs and expenses (including without limitation, legal and other professional advisers' fees) arising in respect or by reason thereof.

11.3
Without limiting the generality of Clause 11.2 and provided that the Purchaser will not be obliged to provide greater security than the security provided by the Vendor or by any of the Vendor's Group, the Purchaser agrees, in discharging its obligations under that Clause, to offer any guarantees, indemnities or other undertakings (as the case may be) or otherwise procure satisfactory security in place of the guarantees and indemnities and other arrangements referred to in Clause 11.2.

11.4
The obligations of the Purchaser under Clauses 11.2 and 11.3 will continue after Completion until all such releases are obtained.

11.5
Guarantee Obligations

  In consideration of the payment of the sum of £1 by the Purchaser to the Guarantor (receipt of which is hereby acknowledged), the Guarantor shall as its primary obligations:

  (A)
  procure that the Vendor shall duly observe and perform all its obligations under this Agreement and all other agreements entered into pursuant hereto:

  (B)
  if and whenever the Vendor shall be in default in the payment when due of any amount payable under this Agreement or any other agreement entered into pursuant hereto or of any damages for breach of the same or of any of the Warranties or any other warranties representations or undertakings contained therein or of any amount payable under the Tax Deed, within two Business Days after being given notice to that effect by the Purchaser, pay all such amounts then payable by the Vendor as thought he Guarantor instead of the Vendor was expressed to be the principal debtor; and

  (C)
  indemnify the Purchaser against the cost of collecting any amount payable by the Vendor or the Guarantor and referred to in clause 11.1 (B).

11.6
Indemnity

  Any amount not paid by the Vendor and not recoverable from the Guarantor on the basis of a guarantee (whether because of any legal limitation, disability or incapacity on the part of the Vendor or any other matter or thing whether known to the Purchaser or not) shall nevertheless be recoverable from the Guarantor on the basis of an indemnity.

11.7
Indulgence etc.

  The Guarantor acknowledges that its liability under this Clause 11 shall not be discharged or affected in any way by time being given to the Vendor or by any other indulgence or concession being granted to the Vendor or by any other act, omission, dealing, matter or thing whatsoever (including any change in the memorandum or articles of association of the Vendor or the Guarantor, any amendment to this Agreement or the liquidation, dissolution, reconstruction or amalgamation of the Vendor or the Guarantor or the illegality or enforceability of this Agreement) which but for this provision might operate to release the Guarantor from its obligations under this Clause 11.

11.8
Continuing Guarantee

  The guarantee contained in this Clause 11 is a continuing guarantee and shall remain in full force and effect for a period ending on the sixth anniversary of the end of the accounting period of the Company immediately following Completion (the "Expiration date"), provided that if prior to the Expiration Date the Purchaser makes a Claim, a Claim in respect of Tax or Claim pursuant to Clause 6 which is still pending on the Expiration Date the guarantee in the Clause 11 shall continue for that specific Claim, a claim in respect of Tax, or Claim pursuant to Clause 6 only until the full settlement thereof. The Guarantee is in addition to and shall not prejudice nor be prejudiced by any other guarantee, indemnity or other security or right against any other person which the Purchaser may have for the due performance of the obligations concerned.

11.9
Set off

  The Guarantor shall not be entitled to set off against the obligations hereby guaranteed any liabilities or obligations which are due from the Purchaser to the Vendor or the Guarantor under any provision of this Agreement or the Tax Deed.

11.10 The Guarantor warrants to the Vendor that:

  (A)
  it is a limited company ("Naamloze Vennootschap") validly existing under the laws of the Netherlands with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under the Agreement, and

  (B)
  the Agreement constitutes valid and binding obligations of the Guarantor.

12.
LAND CERTIFICATE

  The Vendor shall provide all necessary assistance in connection with the application to HM Land Registry for a replacement Land Certificate for Unit 5 at Yorkdale Industrial Estate Domestic Street, Holbeck in the city of Leeds.

13.
ANNOUNCEMENTS

  Except in the course of its normal investor relations activities, provided no statements will be made to the detriment of the business of the Company and the Vendor, no press conference, announcement or other communication concerning this sale and purchase or any ancillary matter referred to in this Agreement, shall be made or despatched on or after the date hereof until Completion by the Vendor, the Guarantor or the Purchaser or their respective agents, employees or advisers to any third party without the prior written consent of the other parties save as may be required by any:

  (a)
  law;

  (b)
  contractual arrangements existing at the date hereof; or

  (c)
  listing authority or a stock exchange; or

  (d)
  any applicable regulatory authority to which a party is subject where such requirement has the force of law.

  provided that in the event that any press conference announcement or other communication is made pursuant to the requirements of (a) to (d) above, the party required to make the same shall to the extent and in the manner reasonably practicable in the circumstances, notify and consult with the other parties hereto in advance as to the requirement to make such announcement press conference or other communication.

14.
FURTHER ASSURANCE

  Each party shall, from time to time on being required to do so by the other party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the other party as the other party may reasonably consider necessary for giving full effect to this Agreement and securing to the other party the full benefit of the rights, powers and remedies conferred upon the other party in this Agreement.

15.
ASSIGNMENT

15.1
Save as provided in Sub-clauses 15.2 and 15.3 a party may not assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it, nor purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement without having obtained the prior written consent of the other party.

15.2
The Purchaser shall be entitled to assign its rights under this Agreement to any member of the Purchaser's Group provided that:

(a)
the Purchaser shall procure that any company to whom it assigns any of its rights under this Agreement shall assign such rights back to the Purchaser immediately prior to its ceasing to be a member of the Purchaser's Group; and

(b)
no such assignment shall relieve the Purchaser of any of its obligations under this Agreement.

15.3
The Vendor shall be entitled to assign its rights under this Agreement to any member of the Vendor's Group provided that:

(a)
the Vendor shall procure that any company to whom it assigns any of its rights under this Agreement shall assign such rights back to the Vendor immediately prior to its ceasing to be a member of the Vendor's Group; and

(b)
no such assignment shall relieve the Vendor of any of its obligations under this Agreement.

16.
ENTIRE AGREEMENT: REMEDIES

16.1
The Purchaser acknowledges that, in agreeing to enter into this Agreement on the terms set out herein, it is not relying on any representation, warranty, promise, undertaking or other assurance except those expressly set out in this Agreement.

16.2
Without prejudice to Clause 16.1, save as set out in this Agreement, no representation or warranties or other assurances are given by the Vendor or the Vendor's Group or any of their respective advisers in respect of the Company, the Business or any information supplied to the Purchaser in the course of negotiations and the Purchaser acknowledges that it has not relied on any representations or warranties or information contained in:

(a)
the Information Memorandum

(b)
the KPMG Report, or

(c)
any other written or oral information supplied by or on behalf of the Vendor or the Vendor's Group or their respective advisers or made or supplied in connection with the negotiations of the sale and purchase under this Agreement.

16.3
The Purchaser irrevocably and unconditionally waives any right it may have to claim damages for any misrepresentation or for breach of any warranty or statement not expressly set out in this Agreement unless such misrepresentation or warranty or statement was made fraudulently.

17.
WAIVER AND VARIATION

17.1
No waiver by omission, delay or partial exercise

  No omission by either party to exercise or delay in exercising any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Agreement.

17.2
Variations to be in writing

  No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

17.3
Time of the essence

  Notwithstanding any other provisions and particularly sub-Clause 17.1 above, time shall be of the essence of this Agreement both as regards dates, times and periods mentioned and as regards any dates, times and periods that may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

18.
COSTS AND EXPENSES

18.1
Payment of costs

  Save as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements forming part of the transaction of the sale and purchase hereunder.

18.2
For the avoidance of doubt, the Purchaser shall be responsible for any stamp duty payable in connection with the transfer of the Shares.

19.
NOTICES

19.1
Form of notices

  Any communication to be given in connection with the matters contemplated by this Agreement shall, except where expressly provided otherwise, be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

19.2
Address and facsimile

  Such communication shall be sent to the address of the relevant party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may be communicated to the other party in accordance with this clause. Each communication shall be marked for the attention of the relevant person.

  Vendor and Guarantor:

  .Akzo Nobel Legal Affairs, For the attention of Director Legal Affairs Pharma, facsimile number +31.412.666373, Wethouder van Eschstraat 1, P.O. Box 20, 5340 BH Oss, The Netherlands.,

  Diosynth B.V., For the attention of Director Strategic Business Development, facsimile number +31.412.652311, P.O. Box 20, 5340 BH Oss, The Netherlands

  Purchaser:

  .Bio-Technology General Corp., For the attention of Robert M. Shaw, facsimile number +732 632 8810, 70 Wood Avenue South, Iselin, New Jersey 08830, USA.

19.3
Deemed time of service

  A communication shall be deemed to have been served:

  (a)
  if delivered by hand at the address referred to in Clause 19.2, at the time of delivery;

  (b)
  if sent by first class pre-paid post to the address referred to in Clause 19.2, at the expiration of two clear days after the time of posting; and

  (c)
  if sent by facsimile to the number referred to in Clause 19.2, at the time of completion of transmission by the sender.

  If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this sub-clause, it shall be deemed to have been delivered at the next opening of business in the territory of the recipient.

19.4
Proof of service

  In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or that the facsimile was despatched and a confirmatory transmission report received.

19.5
Change of details

  A party may notify the other party or parties to this agreement of a change to its name, relevant person, address or facsimile number for the purposes of Clause 19.1 PROVIDED THAT such notification shall only be effective on:

  (a)
  the date specified in the notification as the date on which the change is to take place; or

  (b)
  if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

20.
COUNTERPARTS

20.1
Execution in counterparts

  This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

20.2
One agreement

  Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

21.
INVALIDITY

21.1
Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

22.
AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT

22.1
This Agreement shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

23.
THIRD PARTY RIGHTS

23.1
Subject to Clause 23.2, nothing in this Agreement, with the exception of Clause 9.6 (substitution and BTG Guarantee) and schedule 9 (transitional arrangements) is intended to confer on any person any right to enforce any term of this agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

23.2
Where any rights are conferred upon the Vendor's Group pursuant to this Agreement, each member of the Vendor's Group shall be entitled to directly enforce such rights against the Purchaser notwithstanding the fact that the members of the Vendor's Group are not a party to this Agreement.

24.
GOVERNING LAW AND JURISDICTION

24.1
This agreement shall be governed by and construed in accordance with English law.

24.2
The parties will attempt in good faith to negotiate a settlement to any claim or dispute between them arising out of or in connection with this Agreement. If the matter is not resolved by negotiation the parties will refer the dispute to mediation in accordance with CEDR (Centre of Dispute Resolution) procedures. If the parties fail to agree terms of settlement within 20 Business Days from the referral of the dispute to CEDR or from the issue of the Claim Notice as set out in paragraph 2(A) of Schedule 7 (whichever is earlier) the dispute shall be referred to court in accordance with Clause 22.3.

24.3
The parties hereby submit to the exclusive jurisdiction of the English courts to settle any dispute which may arise and or in connection with this Agreement.

Thus signed and agreed upon on 20 September 2002,

Oss,
/s/ C.A.G. Haasnoot	/s/ J.T.V.M. Geusgens

by: C.A.G. Haasnoot	by: J.T.V.M. Geusgens
duly authorised for and on behalf of
NED-INT HOLDINGS LTD.
Oss,
/s/ C.A.G. Haasnoot	/s/ J.T.V.M. Geusgens

by: C.A.G. Haasnoot	by: J.T.V.M. Geusgens
duly authorised for and on behalf of
AKZO NOBEL N.V.
London,
/s/ Robert M. Shaw

by: Robert M. Shaw
duly authorised for and on behalf of
BIO-TECHNOLOGY GENERAL CORPORATION

SCHEDULE 1

PROPERTIES

Property	Date of Lease	Term of Lease	Parties	Date of Assignment (if any)	Current yearly rent

Unit 1B Yorkdale Industrial Estate Leeds	25.06.1980	25 years from 25.12.1979	Scottish Amicable Life Assurance Society (1) Martin Thomas Limited (2) and Thorn EMI Limited (3)	14.06.1993 to RP Drugs Limited with NED-INT Holdings Limited acting as guarantors	As disclosed in the Data Room

Unit 1C Yorkdale Industrial Estate Leeds	16.05.1989	15 years from 25.12.1988	Scottish Amicable Life Assurance Society (1) Darenth Agencies Limited and Renaissance Interiors Limited (2) Robin Wilson Cliff and Laurence Charles Gibbons (3)	26.10.1993 to RP Drugs Limited with NED-INT Holdings Limited acting as guarantors	£26,925.00 pa as from the 25th of December 1998

Unit 2 Yorkdale Industrial Estate Leeds	09.06.1980	25 years from 25.12.1979 registered under title number: WYK 491438	Scottish Amicable Life Assurance Society (1) RP Drugs Limited (2) G H Morris, I R Bloom and BNI Bloom (3)	Not Applicable	As disclosed in Data Room

Unit 3 Yorkdale Industrial Estate Leeds	05.07.1994	from 25.03.1993 to 24.12.2004	Scottish Amicable Life Assurance Society (1) to RP Drugs Limited (2)	Not Applicable	£27,000 pa as from 25/03/1998

Property	Date of Lease	Term of Lease	Parties	Date of Assignment (if any)	Current yearly rent

Unit 4 Yorkdale Industrial Estate Leeds	29.06.1989	15 years from 28.04.1989	Scottish Amicable Life Assurance Society (1) Cadel Limited (2) Meyer International Merchants Limited (3)	01.03.1996 to Rosemont Pharmaceuticals Limited	As disclosed in Data Room

Unit 5 Yorkdale Industrial Estate Leeds	14.05.1980	25 years from 25.12.1979 registered	Scottish Amicable Life Assurance Society (1) T.H. Wathes and Co. Limited (2) First and Third Securities Limited (3)	01.11.1991 to RP Drugs Limited	As disclosed in Data Room

2

SCHEDULE 2

THE COMPANY

Name of Company:	Rosemont Pharmaceuticals Limited
Date of Incorporation:	14 December 1967
Registered number:	924648
Registered office:	Rosemont House, Yorkdale Industrial Park, Braithwaite Street, Leeds, LS11 9XE
Accounting reference date:	31 December
Directors:	Dr A Groenewegen Mr J C C B Evers Mr. A.J.H. Pegt Dr. C.A.G. Haasnoot
Secretary:	Miss V A Pomeroy
Auditors:	KPMG
Shareholders:	NED-INT HOLDINGS LTD.
Authorised Share Capital:	£2,000,000
Issued Share Capital:	£1,762,400 Represented by 7,049,600 shares of 25p each
Nominal Value of Shares:	25p

SCHEDULE 3

THE WARRANTIES

The Warranties set out below are subject to all matters Disclosed.

1.
Due Incorporation and Capacity

  The Vendor is a corporation validly existing under the laws of England with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this Agreement.

2.
Valid Obligations

  This Agreement constitutes valid and binding obligations of the Vendor.

3.
The Company

  The particulars relating to the Company set out in Schedule 2 are true and accurate.

4.
Incorporation

  The Company is a corporation validly existing under the laws of England with full power and authority to conduct its business as presently conducted.

5.
By-laws

  A copy of the Memorandum and Articles of Association of the Company included in the Disclosure Letter is accurate in all respects.

6.
Ownership of the Shares

(1)
The Shares of the Company constitute the whole of the issued and allotted share capital of the Company.

(2)
No person is entitled to require the Company to issue any share or loan capital either now or at any future date whether contingently or not.

(3)
There is no option, right of pre-emption or right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Shares nor is there any commitment to give or create any of the foregoing.

(4)
The Vendor is exclusively entitled to the benefit of, and to enjoy all rights attaching to, the Shares and is entitled to transfer the full legal and beneficial ownership in the shares to the Purchaser on the terms set out in this Agreement.

(5)
There is no dispute concerning the title of the Vendor to the Shares or its ability to sell the same and no other person has claimed to have title to the same or to be entitled to any interest therein. The Vendor is not engaged in any litigation, arbitration or other proceedings in any way relating to its title to the Shares, and the Company has not received any application for the rectification of its register of members. To the best of the knowledge, information and belief of the Vendor, there are no circumstances likely to give rise to any of the matters referred to in this paragraph.

7.
Subsidiaries

  The Company does not hold or beneficially own and has not agreed to acquire any securities of any other corporation.

8.
Liabilities owing to or by Vendor

  There is not outstanding any indebtedness or other liability (actual or contingent) owing by the Company to any member of the Vendor's Group or to any Director or any person connected with any of them, nor is there any indebtedness owing to the Company by any such person.

9.
Compliance with Laws

  The Company has conducted its business in all material respects in accordance with all applicable Laws of the United Kingdom and each other jurisdiction in which it has an establishment or conducts any business and there is no order, decree or judgment of any Authority outstanding against the Company or any person for whose acts the Company is vicariously liable which may have a material adverse effect upon the assets or business of the Company.

10.
Books and Records

  To the best of the knowledge, information and belief of the Vendor, all accounts, books, ledgers, financial and other records of whatsoever kind ("Records") of the Company:

  (1)
  have been fully, properly and accurately maintained on a consistent basis, are up to date and in the possession and control of the Company and contain true, complete and accurate records of all matters required by Law to be entered therein;

  (2)
  do not contain or reflect any material inaccuracies or discrepancies;

  and no notice or allegation that any of the Records is incorrect or should be rectified has been received.

11.
Accounts

11.1
The Audited Accounts:

(1)
were prepared in accordance with the requirements of all relevant Laws and accounting practices generally accepted in the United Kingdom at the time they were audited;

(2)
show a true and fair view of the assets and liabilities of the Company as at, and the profits of the Company for the accounting reference period ended on, the Accounts Date;

(3)
apply bases and policies of accounting which have been consistently applied in the audited financial statements of the Company.

11.2
Operating Profit

  The operating profit of the Company for the three years ended on the Accounts Date as shown by the Audited Accounts and the audited accounts for such previous years and the trend of operating profit thereby shown has not (save as fairly disclosed in such accounts) been affected by the inclusion of non-recurring items or extra ordinary results, both as defined in Akzo Nobel's Financial Economic Manual applying a threshold of 5% of the Company's operating profit per single item.

11.3
Provision for liabilities

  Full and proper provision has been made in the Audited Accounts for all material liabilities of the Company outstanding at the Accounts Date and proper provision (or note) in accordance with generally accepted accounting principles in the United Kingdom at the time they were audited has been made therein for all other material liabilities of the Company.

2

11.4
MIAC June Accounts—Cash at hand

(1)
The MIAC June Accounts have been carefully prepared in accordance with the Accounting Standards and on a basis consistent with the MIAC June Accounts prepared in the preceding financial year. The cumulative profits, assets and liabilities (including any rebates payable by the Company) of the Company stated in the MIAC June Accounts have not been materially mis-stated and are not materially inaccurate and the Vendor does not consider the MIAC June Accounts misleading.

(2)
The Accounting Standards are in compliance with accounting standards generally accepted in the Netherlands.

(3)
Since 30 June 2002 no cash has been extracted or removed by or to the Vendor or any member of the Vendor's Group from the Company whether by way of a dividend, a management charge or otherwise other than in the ordinary course of trading. The management charges paid by the company since 30 June 2002 to any member of the Vendor's Group are consistent as to the nature and amount with the management charges levied on the Company in the past.

(4)
At the close of business on September 19, 2002 the Company's Enterprise Resource (ERP) System, Sage Tetra, showed a positive bank balance of GBP 3,301,565.21.

11.5
Assets and charges

(1)
The Company owned at 30 June 2002 all the assets included in the MIAC August Accounts and particulars of all fixed assets with a cost in excess of £25,000 acquired or agreed to be acquired by the Company since 30 June 2002 are set out in the Disclosure Letter. Since 30 June 2002 the Company has not acquired any fixed asset having a value in excess of £25,000.

(2)
Except for current assets disposed of by the Company in the ordinary course of its Business, the Company is the owner legally and beneficially of and has good and marketable title to all assets included in the MIAC Accounts and all assets which have been acquired by the Company since 30 June 2002 and no encumbrance, mortgage, charge, lien over or in respect of the whole or any part of the Company's assets, undertaking, goodwill or uncalled capital of the Company has been created and no agreement has been entered into to create any of the foregoing. Since 30 June 2002 there have been no disposals of assets having a total aggregate value of £100,000.

(3)
The assets owned or leased by the Company comprise all material assets currently used in the Business.

12.
Returns

  To the best of the knowledge, information and belief of the Vendor, the Company. has complied with the provisions of the Companies Acts and all returns, particulars, resolutions and other documents required under any Law to be delivered on behalf of the Company to the Registrar of Companies have been properly made and delivered. All such documents which have been so delivered, whether or not required by any Law, were true and accurate when so delivered and the Company has not received notification of the levy of any fine or penalty for non-compliance by the Company or any director of the Company.

13.
Position since Accounts Date

  Since the Accounts Date:

  (1)
  the business of the Company has been carried on in the ordinary course and so as to maintain the same as a going concern;

3

  (2)
  the Company has not entered into any unusual contract or commitment (other than contracts or commitments disclosed to the Purchaser);

  (3)
  there has been no material adverse change in the business financial or trading position, profitability, prospects or turnover of the Company taken as a whole on a year to date basis from the 2002 budget.

  (4)
  except for dividends provided for in the Audited Accounts no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by the Company

  (5)
  no material change has been made in terms of employment by the Company (other than those required by law, collective bargaining agreements and those made pursuant to any annual salary review);

  (6)
  no share or loan capital had been issued or agreed to be issued by the Company;

  (7)
  no capital commitment has been entered into by the Company to spend monies in excess of £25,000;

  (8)
  so far as the Vendor is aware there has been no significant event or occurrence (including the loss of any significant customer or supplier) which has had or may following Completion have a material adverse effect on the Company's business;

  (9)
  the Company has not borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise);

  (10)
  the Company has paid its creditors in accordance with their respective credit terms or (if not) within the time periods usually applicable to such creditors and save as disclosed there are no debts outstanding by the Company which have been due for more than eight weeks with an average overdue amount after eight weeks of more than GBP 25,000.

  (11)
  there has been no unusual change in the Company's stock in trade or work in progress; and

  (12)
  no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or share capital of the Company has been repaid in whole or part or has become liable to be repaid in whole or part.

14.
Compliance with Statutes

(1)
The Company has all licences (including statutory licences) authorisations and registrations and consents the absence of which would materially affect the ability of the Company to carry on its Business in the places and in the manner in which it is now carried on and all of them are in full force and effect. Neither the Vendor nor the Company has received any written notice of the revocation, suspension or modification of any of those licences, authorisations, registrations or consents. So far as the Vendor is aware, the Vendor is unaware of any reason why those licences, authorisations, registrations and consents ought not to be reviewed upon application for renewal by the Company.

15.
Insider Contracts

(1)
There is not outstanding, and there has not at any time during the last three years been outstanding, any material agreement or arrangement to which the Company is a party and in which

(a)
the Vendor,

(b)
any other member of the Vendor's Group,

4

    (c)
    any person beneficially interested in the Company's share capital,

    (d)
    any Director, or

    (e)
    any person connected with any of them

        is or has been interested, whether directly or indirectly.

  (2)
  The Company is not a party to, nor have its profits or financial position during such period been affected by, any agreement or arrangement which is not of an arm's length nature.

  (3)
  All material costs incurred by the Company have been charged to the Company and not borne by any other member of the Vendor's Group or any other person.

16.
Litigation

(1)
To the best of the knowledge, information and belief of the Vendor, neither the Company nor any of its officers or agents nor any of its employees is engaged in or the subject of any litigation or arbitration or administrative or criminal proceedings, except as plaintiff for collection of debts in the ordinary course of business or in any proceedings before an employment tribunal whether as claimant, plaintiff, defendant or otherwise, or any investigation or enquiry by any Authority.

(2)
No litigation or arbitration or administrative or criminal proceedings or investigation or enquiry are pending or threatened or so far as the Vendor is aware expected by or against the Company or any such officer, agent or employee and so far as the Vendor is aware there are no facts or circumstances likely to give rise to the same.

(3)
Neither the Company nor any member of the Vendor's Group in relation to the business of the Company (nor any officer, agent or employee of any of them) has been a party to any undertaking or assurance given to any court or regulatory body having jurisdiction over Company or the subject of any injunction or other similar court order which is still in force.

17.
Consequence of share acquisition by the Purchaser

17.1
To the best of the knowledge, information and belief of the Vendor, the sale of the Shares by the Vendor will not:

(1)
cause the Company to lose the benefit of any material licence, consent, permit, approval or authorisation (public or private) or any right or privilege it presently enjoys or relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any material contractual right or benefit now enjoyed by the Company or to exercise any right whether under an agreement with the Company or otherwise;

(2)
result in a breach of, or constitute a default under any order, judgement or decree of Authority by which the Company is bound or subject; and

(3)
result in a breach of, or constitute a default under the terms, conditions or provisions of any material agreement, understanding, arrangement or instrument (including, but not limited to, any of the Company's contracts)

17.2
The Vendor has not been informed or is otherwise aware that any person who now has business dealings with the Company would or might cease to do so from and after sale of the shares.

18.
Environmental Matters

(1)
The Company has at all times complied in all material respects with Environmental Law.

5

  (2)
  The Company, is not engaged in any material civil, criminal or administrative action or other litigation concerning any Environmental Law nor is the Vendor aware of any circumstances that may give rise to such action or other litigation.

  (3)
  There are and have been no landfills, underground storage tanks, uncontained or unlined storage treatment or disposal areas for Hazardous Substances at any of the Properties during the Company's period of occupation so far as the Vendor and is aware and so far as the Vendor is aware, there are no polychlorinated biphenyls or asbestos at any of the Properties nor is the Vendor aware of the discharge or escape of Hazardous Substances into the Environment from the Properties.

  (4)
  All environmental or health and safety investigations, audits or appraisals undertaken or commissioned by the Company or of which the Vendor is aware relating to the operation of the Business or the Properties have been provided to the Purchaser and, so far as the Vendor is aware, where recommendations have been made, these have been complied with in all material respects.

19.
Health and Safety

(1)
The Company has not received any prohibition or improvement notice from any enforcement body which is outstanding, including the Health and Safety Executive and the relevant local authority, with regard to material breaches of Health and Safety Laws and the Company is not aware of any situation which could give rise to being sent any such prohibition or improvement notice.

(2)
There are no material claims, investigations or proceedings outstanding against or threatened against the Company in respect of breaches of Health and Safety Law.

20.
Insolvency

(1)
No administrator, receiver or administrative receiver or trustee has been appointed in respect of the whole or any part of the assets or undertaking of the Company.

(2)
No meeting has been convened at which a resolution will be proposed, no resolution has been passed, no petition has been presented and which is outstanding and no order has been made for the winding-up of the Company.

21.
Suppliers and Customers

  Since the Accounts Date,

  (1)
  no material supplier of the Company has ceased or notified its intention to cease supplying it or has reduced its supplies to the Company in any material respect; and

  (2)
  no material customer of the Company has terminated or indicated its intention to terminate any contract with it or withdraw or reduce its custom with it in any material respect.

22.
Defective Products

  So far as the Vendor is aware since 1st January 1999 no products which have been manufactured, sold or supplied by the Company were or will become defective.

23.
Regulatory Requirements

(1)
So far as the Vendor is aware the Company's Braithwaite Street manufacturing facility complies in all material respects with Good Manufacturing Practice and all other applicable laws, regulations and other regulatory authority approved guidelines in the UK and all products made at the Company's Braithwaite Street manufacturing facility have been

6

    manufactured in accordance with Good Manufacturing Practice and all other applicable laws, regulations and other regulatory authority approved guidelines in the UK.

  (2)
  So far as the Vendor is aware all laboratory studies, pre-clinical studies and clinical studies which the Company has conducted or procured to be conducted have been carried out in all material respects in accordance with Good Laboratory Practice, Good Clinical Practice and all other applicable laws, regulations and other regulatory authority approved guidelines in the UK which, taking into account the stage of development of the product under study or trial and the nature and intended purpose of such study or trial were appropriate to such study or trial.

  (3)
  So far as the Vendor is aware:

  (a)
  no act or thing has been done in relation to any laboratory, pre-clinical or clinical study which the Company has conducted or procured to be conducted which would make the result of such study scientifically invalid or cause any regulatory authority to disregard the results of such study as support for an application for regulatory approval; or

  (b)
  in relation to a product which is still under study, no results have been obtained from any laboratory, pre-clinical or clinical study which the Company has conducted or procured to be conducted which would seriously prejudice any application for marketing or manufacturing approval for the product under study.

  (4)
  Subject only to any dispensations formally granted to the Company by the Department of Health the Company has complied with its obligations under the Pharmaceutical Price Regulation Scheme ("PPRS") and the Maximum Pricing Scheme ("MPS") regarding reporting and record keeping for a Company with similar size and turnover as the Company and so far as the Vendor is aware there is no fine, liability or penalty on the part of the Company that is outstanding under either the PPRS or MPS.

  (5)
  The Company has not made any price increases that are unauthorized under the Pharmaceutical Price Regulation Scheme ("PPRS") and the Maximum Pricing Scheme ("MPS").

  (6)
  The Vendor has no reason to believe that any dispensation, concession or waiver that has been granted to the Company under the PPRS or MPS or otherwise in respect of drug pricing will cease to apply.

  (7)
  Other than in any documents disclosed to Purchaser there is no indication in any correspondence and documentation between the Company and (i) the Department of Health or (ii) the Medicines Control Agency relating to:

  (a)
  regulatory compliance (which term shall include but is not limited to site inspections, product inspections, pharmacovigilance, manufacturer/wholesaler licences and marketing authorisations); and

  (b)
  the PPRS and MPS pricing schemes,

    that would give reason to believe that the Department of Health or the Medicine Contract Agency is considering any action that would result in a fine, material liability or penalty on the part of the Company.

  (8)
  All material correspondence between the Company and (i) the Department of Health and (ii) the Medicines Control Agency relating to the PPRS and MPS pricing schemes has been Disclosed to the Purchaser.

7

24.
Contracts

(1)
There are not in force in relation to the Company's business, assets or undertaking any agreements, undertakings, understandings, arrangements or other engagements, whether written or oral, to which the Vendor or any member of the Vendor's Group is a party or of which it has the benefit or to which it is otherwise subject, the benefit of which would be required to be assigned to or otherwise vested in the Company to enable the Company to carry on its business and/or to enjoy all the rights and privileges attaching thereto and/or to any of its assets and undertaking in the same manner and scope and to the same extent and on the same basis as the Company has carried on business or enjoyed such rights prior to the date of this Agreement.

(2)
So far as the Vendor is aware each of the Company's contracts is valid and binding and no notice of termination of any such contract has been received or served by the Company.

(3)
The Company is not a party to any contract which:

(a)
is not in the ordinary course of trading; or

(b)
is incapable of performance in accordance with its terms within six months of the date on which it was entered into or undertaken; or

(c)
requires an aggregate consideration payable by the Company in excess of £50,000; or

(d)
involves the supply of goods the aggregate sales value of which will represent in excess of £250,000; or

(4)
The Company is not a party to any material contract which:

(a)
is known by the Vendor so far as the Vendor is aware or by the Company to be likely to result in a loss to the Company on completion of performance; or

(b)
so far as the Vendor cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort; or

(c)
so far as the Vendor involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature; or

(d)
is a contract for the supply of assets to the Company on hire, lease, hire purchase, credit or deferred payment terms; or

(e)
is dependent on the guarantee or covenant of or security provided by any other person; or

(f)
is a contract for the sale of shares or assets comprising a business undertaking which contains warranties or indemnities under which the Company still has a remaining liability or obligation; or

(g)
is in any way otherwise than in the ordinary course of the Company's business.

(5)
All material contracts of the Company have been made available for inspection in the Data Room.

25.
Agencies, Joint Ventures

(1)
The Company is not a party to any agency, distributorship or licensing agreement.

(2)
The Company is not and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations).

8

26.
Anti-competitive Arrangements

(1)
The Company is not a party to any agreement, arrangement, understanding and has not been included in any business practice in respect of which an anti-trust order has been made against the Company.

(2)
The Company is not a party to any agreement or arrangement and is not involved in any business practice in respect of which:

(a)
any request for information, statement of objections or similar matter has been received from any court, tribunal, governmental, national or supranational authority; or

(b)
an application for negative clearance or exemption has been made to the Commission of the European Communities or the Office of Fair Trading.

27.
Fixed assets

  To the best of the knowledge, information and belief of the Vendor no item of fixed plant and machinery will need to be replaced by equipment costing more than GBP 50,000 in the twelve month period following Completion.

28.
Intellectual Property Rights

(1)
The Vendor has received no notice of any claim that the activities of the Company infringe any Intellectual Property of any third party in any material respect.

(2)
Details of the Rosemont Intellectual Property (including applications to register the same) material to the operation of the Company's business are set out in Schedule 8.

(3)
Save as may appear from the Listed Intellectual Property Agreements, no person has been authorised to make any use whatsoever of any Rosemont Intellectual Property and the Company does not use any Intellectual Property in respect of which any third party has any right, title or interest.

(4)
Save in respect of Intellectual Property used by the Company under licence from third parties, as may appear from the Listed Intellectual Property Agreements, the Company is the sole legal and beneficial owner free from encumbrances of the Rosemont Intellectual Property and owns no other Intellectual Property material to the operation of its Business.

(5)
All the Intellectual Property owned or used by the Company is valid and enforceable.

(6)
None of the Rosemont Intellectual Property is to the best knowledge of the Company being used, claimed, applied for, opposed or attacked by any person.

(7)
The Vendor is not aware of any infringement of the Rosemont Intellectual Property or of any rights relating to it by any person.

(8)
Confidential information and know-how used by the Company is kept strictly confidential. The Company has not disclosed (except in the ordinary course of its business) any of its know-how, trade secrets or customer lists to any other person.

(9)
If required to do so, the Company was registered as a data user under the Data Protection Act 1984 and is registered as a data controller under the Data Protection Act 1998, in each case in respect of the business carried on by the Company and has complied with the data protection principles set out in such Acts.

29.
Information Technology

(1)
The Company is validly licensed to use the software comprised in the IT System and used in connection with the Business and no action will be necessary to enable use of such software to

9

    continue to the same extent and in the same manner as they have been used prior to the date hereof. All royalties and other payments due under the licences for such software have been paid when due and the Company is not in breach of any obligations owed under such licences.

  (2)
  The IT System:

  (a)
  for the period of 18 months directly prior to the date hereof has not materially interrupted or hindered the running or the operation of the Company's Business and has been adequate to enable the Company to conduct its Business.

  (b)
  any business critical software and bespoke software is owned and operated by and is under the control of the Company and is not dependent on any facilities which are not under the ownership, operation or control of the Company.

  (3)
  So far as the Vendor is aware, the Company has available to it sufficiently competent and trained employees to ensure proper handling, operation, monitoring and use of the IT System and the IT System has been in all material respects maintained and supported.

  (4)
  The Company has all necessary rights in respect of the software elements of the IT System to enable it to modify or procure modification of such software (other than commercial off the shelf software) without undue expense or delay.

  (5)
  The IT Contracts include disaster recovery contracts which will enable the IT System and the data held on the IT System, to be recovered, repaired and/or replaced without material disruption to the Business.

  (6)
  There are adequate procedures and facilities in place to ensure the internal and external security of the IT System

  (7)
  The Company owns, and is in possession and control of, original copies of all the manuals and technical documents required to operate the IT System.

  (8)
  The Vendor has not received notice of and is not aware of any circumstances including, without limitation, execution of this Agreement which would enable any third party to terminate any of the IT Contracts or any arrangements pursuant to which any element of the IT System has been made available by any third party.

  (9)
  The IT System has the ability to process date information including accepting date input, providing accurate date output and performing accurate calculations involving dates or portions of dates.

  (10)
  The Company is the sole current registered owner of all domain names used by the Company.]

30.
Property

(1)
The particulars of the Properties shown in Schedule 1 (including the case of registered land the class of title number) are true and accurate.

(2)
The Properties are the only properties owned used or occupied by the Company in connection with the Business.

(3)
The Company has not in relation to any of the Properties granted rights to any third party or parties to occupy any Property.

(4)
So far as the Vendor is aware none of the landlords have issued any written notices of breach in respect of the covenants conditions and agreements contained in the leases relating to the Properties and there are no breaches of the leases pursuant to which the properties are held

10

    (including, without limitation, the obligation to keep the Properties in a good state of repair and condition).

  (5)
  All written replies to enquiries given by the Vendor's solicitors to written enquiries raised by the Purchaser's solicitors in respect of the Property are true and accurate in all material respects.

  (6)
  The Company is solely legally and beneficially entitled to the leasehold interest in each of the Properties as set out in Schedule 1 to this Agreement and holds each of the Properties free from any mortgage or charge, encumbrance, rent charge, exception, reservation, lease, tenancy, licence, easement, quasi-easement, or privilege (or agreement for any of the same) in favour of a third party.

  (7)
  The current use of each of the Properties complies in all respects with all relevant statutes and regulations, and is duly authorised pursuant to planning legislation.

  (8)
  The leases pursuant to which the Properties are held are valid and subsisting.

  (9)
  Except in relation to the Properties, the Company has no liabilities (actual or contingent) arising out of the conveyance, transfer, lease, tenancy, licence or other document relating to land or premises or an interest in land or premises, including, without limitation, leasehold premises assigned or otherwise disposed of.

31.
Particulars of Employees

(1)
The terms of employment (including particulars of benefits and emoluments the redundancy scheme and the individual bonuses) of all categories of Employees are contained in the Data Room or Disclosed.

(2)
All subsisting contracts of employment of the Employees are terminable by the employer on three months' notice or less without compensation (other than compensation pursuant to the Employment Protection (Consolidation) Act 1978).

(3)
None of the senior Employees of the Company or the sales staff has given notice to terminate their employment, in the last six months. None of the senior Employees or sales staff is under notice of dismissal.

(4)
There is no scheme in operation by the Company under which any employee is entitled to profit sharing, bonuses or for incentive payments or commission.

(5)
The Company has not failed to a material degree to comply with all relevant employment legislation and laws.

32.
Employee Benefits

(1)
All equity incentive arrangements of the Company have been disclosed.

(2)
No assurance or undertaking as to the continuance, introduction or increase in equity incentive benefits has been given by the Company or any member of the Purchaser's Group to any employee of the Company.

(3)
All material details relating to the Share Plan have been disclosed.

33.
Disputes and Collective Agreements

(1)
There is not currently occurring or so far as the Vendor is aware threatened, and during the twelve months preceding the date of this Agreement there has not been any collective industrial action, whether official or unofficial, affecting the Company in any material respect.

11

  (2)
  The Company is not a party to any collective agreement, dismissal procedures agreement or union membership agreement.

  (3)
  There is no outstanding or threatened claim by any person who is now or has been an employee of the Company or was engaged by the Company on a self-employed basis or was supplied to the Company by an agency or any dispute outstanding with any of the said persons or with any unions or any other body representing all or any of them in relation to their employment by the Company or as far as the Vendor is aware of any circumstances likely to give rise to any such dispute.

34.
Insurance

  A summary of all the principal insurances taken out by the Company and by the Vendor for the benefit of the Company are in the Data Room and are annexed to the Disclosure Letter, the premiums on such insurances have been paid and there are no material claims outstanding under such insurances. All such policies are in force.

35.
Pensions

(1)
The Pension Scheme is the only arrangement to which the Company makes or could become liable to make payments for providing retirement death, disability and life assurance benefits in respect of its employees. No proposal has been announced to establish any other scheme for providing any such benefits and the Company does not provide and has not promised to provide any such benefits in respect of any employee except under the Pension Scheme.

(2)
The Pension Scheme is an exempt approved scheme within the meaning of Chapter 1, Part XIV of the Income and Corporation Taxes Act 1988. The employees who are members of the Pension Scheme are contracted out of the State Earnings Related Pension Scheme by reference to the Pension Scheme.

(3)
Save that no action has been taken to equalise Guaranteed Minimum Pensions, the Pension Scheme has been managed in accordance with all applicable laws, regulations and requirements.

(4)
The Vendor has given the Purchaser relevant Pensions Scheme booklets and relevant membership data. The membership data is complete and accurate. The documents contain all material details of benefits payable under the Pension Scheme in respect of the employees of the Company, and the liabilities of the Company under the Pension Scheme.

(5)
All amounts due to the Pension Scheme in respect of the employees of the Company have been paid.

(6)
The Pension Scheme has not commenced winding-up or ceased to admit new members and there will be at least one other company continuing to participate in the Pension Scheme after the Company ceases to so participate.

(7)
The Vendor is not aware of any dispute about the benefits payable under the Scheme in respect of any employee of the Company.

(8)
All material details relating to the sections of the Pension Scheme in which the Company participates have been Disclosed, including (but without limitation) true and complete copies of all deeds, rules and other governing documents of current effect.

(9)
Save as will be properly reflected in any transfer value calculated in accordance with the Actuary's Letter or referred to in the merger deed dated 30th June 1998 a copy of which has

12

    been supplied to the Purchaser, no power under the Pension Scheme has been exercised in relation to any employee of the Company:

    (a)
    to provide terms of membership of the Pension Scheme (whether as to benefits or contributions) which are different from those generally applicable to members of the Pension Scheme);

    (b)
    to provide any benefits which would not but for the exercise of that power have been payable under the Pension Scheme; or

    (c)
    to augment any benefits under the Pension Scheme.

  (10)
  Every current and former employee of the Company who has at any time had the right to join, or apply to join, the Pension Scheme has been properly advised of that right. So far as the Vendor is aware no current or former employee of the Company has been excluded from membership of the Pension Scheme or from any of the benefits thereunder in contravention of Article 141 of the Treaty of Rome, the Pensions Act 1995 or other applicable laws or requirements or the provisions of the Pension Scheme.

36.
Tax Warranties—General

(1)
All returns in the last five years relating to Taxes for the Company which were required to be filed or otherwise made have been properly and punctually filed and none of such returns has been disputed by or contains material issues raised by any taxing or other competent regulatory authority.

(2)
The Company has duly and punctually paid all Taxes in the last five years which it has become liable to pay and which were due for payment and is not under any liability to pay any penalty or interest in connection with any claim for Taxes.

(3)
No material dispute with the Commissioners of the Inland Revenue, HM Customs and Excise or any other relevant authority is outstanding and no outstanding notices, demands or assessments have been received by or on behalf of the Company from or on behalf of the said Commissioners or authority. (4) The Company is a duly registered and taxable person for value added tax purposes.

(5)
The Company is and always has been resident for Tax purposes only in the United Kingdom and has no permanent establishment, branch or taxable presence outside the United Kingdom.

(6)
Proper provision or reserve has been made in the Audited Accounts for all Tax (including deferred Tax in accordance with Financial Reporting Standard 19) liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received on or before the Accounts Date and any event on or before the Accounts Date including distributions made down to such date or provided for in the Audited Accounts.

(9)
The Company has kept and preserved all such records and information as may be needed to enable it to deliver correct and complete returns for its accounting periods.

(10)
Details of any special arrangements and concessions made by the Company with any Tax Authority or otherwise relied upon by the Company for any Tax purposes and which are currently in force or otherwise relied upon are set out in the Disclosure Letter.

(11)
All payments by the Company to any person which ought to have been made under deduction of Tax have been so made and the Company has (if required by law to do so) provided certificates of deduction to such person and accounted to the Commissioners of the Inland Revenue for the Tax so deducted.

13

37.
If each of the capital assets of the Company was disposed of at Completion for a consideration equal to the book value of that asset in the Accounts, or, in relation to assets acquired since the Accounts Date, for a consideration equal to that given upon its acquisition, no liability to corporation tax on chargeable gains or balancing charges under the Capital Allowances Act 2001 would arise.

38.
Anti-avoidance

(1)
The Company has not at any time entered into or been a party to a transaction or series of transactions the purpose or one of the main purposes of which was the avoidance of Tax.

(2)
In respect of every transaction or series of transactions under which the Company is an affected persons within the meaning of Schedule 28AA TA88:

(a)
provision between the Company and other affected persons is not susceptible to adjustment by the Commissioners of the Inland Revenue; and

(b)
the Company has prepared and retained all such documentation as is necessary or reasonable to identify the terms of the transactions and the methodology used in arriving at arm's length terms for such transactions.

39.
PAYE

(1)
The Company has properly operated the Pay As You Earn ("PAYE") system, deducting tax as required by law from all payments to or treated as made to employees and ex-employees of the Company and accounted to the Commissioners of the Inland Revenue for all Tax so deducted and all returns required pursuant to section 203 TA88 and regulations made thereunder have been made.

(2)
The Disclosure Letter contains details of all current dispensations and agreements in relation to PAYE operated by the Company.

40.
National insurance contributions

  The Company has paid all national insurance contributions for which it is liable and has kept proper books and records relating to the same and has not been a party to any scheme or arrangement to avoid any liability to account for primary or secondary national insurance contributions.

41.
Value added tax

(1)
The Company:

(a)
has complied in all material respects with all statutory provisions relating to VAT ("VAT legislation");

(b)
maintains all necessary records for the purposes of VAT legislation;

(c)
is not nor has agreed to become an agent, manager or factor (for the purposes of Value Added Tax Act 1994 section 47 (Agents etc.)) of any person who is not resident in the United Kingdom.

(d)
has not been required by the Commissioners of Customs and Excise to give security.

(2)
The Company is not and has not within the previous three years been, for VAT purposes, a member of any group of companies. There are no outstanding applications by the Company or relating to the Company to be a member of a group for VAT purposes.

(3)
The Disclosure Letter contains details and copies of all elections, together with the relevant notification, made by the Company pursuant to paragraph 2 schedule 10 Value Added Tax Act 1994.

14

SCHEDULE 4

PENSIONS

1.    Interpretation

2.
In addition to the other interpretative provisions of this Agreement, this Schedule shall be construed in accordance with this paragraph.

3.
The following expressions have the following meanings:

"Accrued Value"	means the value of the accrued benefits under the Vendor's Pension Scheme in respect of the Consenting Members calculated in accordance with the Actuary's Letter taking no account of benefits attributable to their Pensionable Service after the day immediately before Completion but making explicit allowance for future increases in pay and pension increases.
"Actual Payment Date"	means the date on which the Transfer Amount is actually transferred to the Purchaser's Scheme.
"Actuary"	means a Fellow of the Institute or Faculty of Actuaries or a firm of such Fellows or a body making available the advice of such a Fellow.
"Actuary's Letter"	means the letter from the Vendor's Actuary to the Purchaser's Actuary relating to this Schedule dated 18 September 2002 a copy of which is Schedule 5 to this Agreement.
"AVCs"	means additional voluntary contributions paid by the Members to the Vendor's Pension Scheme to provide money purchase benefits.
"the Company"	means Rosemont Pharmaceuticals Limited
"Consenting Member"	means a person:-
(a) who is an Employee; and
(b) who is an Employee and a Member immediately before the Joining Date; and
(c) who joins the Purchaser's Scheme and commences to accrue benefits thereunder as of the Joining Date; and
(d)
in respect of whom the Vendor's Pension Scheme receives within 30 days of Option Forms being distributed to Employees a completed Option Form requesting a transfer payment to the Purchaser's Scheme and who does not withdraw his selection of that option before the Actual Payment Date.
"Due Payment Date"	means seven days after the first date which is at least one month after the Joining Date and on which the Transfer Conditions have been satisfied.

"Employee"	means a person who at Completion is employed by the Company.
"Exempt Approved Scheme"	has the same meaning as in section 592, Income and Corporation Taxes Act 1988 and "Exempt Approved" shall be construed accordingly.
"Initial Payment"	means the sum of £700,000 to be paid by the Company or the Purchaser as provided in paragraph 5.
"Interest"
means, in respect of any period and any principal sum, an amount of interest (accruing daily and compounded monthly) at a rate equal to one percentage point above the base rate from time to time of Barclays Bank plc.
"Interim Period"	means the period from and including the date of Completion up to but excluding the Joining Date.
"Joining Date"	means 1st January 2003 or such other date as the parties may agree in writing.
"Member"	means, at any time or during any period specified in this Schedule, a contributing member of the Vendor's Pension Scheme.
"Option Form"
means a document substantially in the form set out in Appendix A to this Schedule, or in such other form as the Vendor and the Purchaser shall agree between them (such agreement not to be unreasonably withheld by either party) but which shall in any event include a discharge in favour of the trustee of the Vendor's Pension Scheme by Members who elect to transfer.
"Purchaser's Actuary"	means John Scott of Aon Ltd, 11th Floor, Auchinleck House, Broad Street, Birmingham B15 1DL or such other Actuary as the Purchaser may notify to the Vendor.
"Purchaser's Associates"	means any holding company of the Purchaser and any subsidiary of or company controlled by the Purchaser or its holding company.
"Purchaser's Scheme"	means the retirement benefits scheme or schemes referred to in paragraph 3 and, where the context requires, includes the trustees thereof.
"Rules"	means the trust deeds and rules and other documents governing the Vendor's Pension Scheme as set out in the list included or referred to in the Disclosure Letter.
"Section 9 (2B) Rights"	has the same meaning as in the Occupational Pension Schemes (Contracting-out) Regulations 1996.

2

"Timing Adjustment"	has the meaning given to it in the Actuary's Letter.
"Transfer Amount"	means an amount equal to the sum of:
	(a)	the Accrued Value adjusted by the Timing Adjustment for the period from and including the Joining Date to the day before the Actual Payment Date; plus
(b)
the aggregate of Members' Contributions (under paragraph 2.4.2) and Retirement Contributions but not Risk Contributions (under paragraph 2.4.1) paid in respect of the Interim Period to the Vendor's Pension Scheme by or in respect of the Consenting Members together with Interest on the balance from the date of payment of each such contribution to the day immediately before the Actual Payment Date;

reduced, by such amount (if any) as the Vendor's Actuary shall determine to be equivalent to the aggregate value of those protected rights, guaranteed minimum pensions and Section 9(2B) rights in respect of Consenting Members which remain payable under the Vendor's Pension Scheme.
"Transfer Conditions"	means all of the following:-
(a)
the Vendor's Actuary and the Purchaser's Actuary having certified jointly to the Vendor in writing that the Purchaser's Scheme and its benefits and other provisions satisfy the terms of paragraph 3 or any disputed issue has been determined under paragraph 10, the notices referred to in paragraph 6 have been issued and no statement has been made by or on behalf of the Purchaser or any of the Purchaser's Associates to the effect that any such benefit will be discontinued or reduced (or, in the event that such joint certification has not been provided within one month of the Joining Date (or such longer period as the Vendor and the Purchaser may agree), an independent Actuary appointed in accordance with paragraph 10 having provided certification of such matters);
	(b)	the Consenting Members have been identified;
(c)
the Vendor's Actuary and the Purchaser's Actuary have agreed (or are deemed to have agreed) the amount of the Transfer Amount under paragraph 4 or any disputed issue has been determined under paragraph 10;

3

	(d)	the contributions and other amounts referred to in paragraph 2 have been paid;
(e)
unless the Purchaser's Scheme is an Exempt Approved Scheme, the Board of Inland Revenue has given and has not withdrawn, written approval to the transfer payment from the Vendor's Pension Scheme to the Purchaser's Scheme in respect of the Consenting Members;
	(f)	the Vendor's Pension Scheme has received an agreement completed by the Purchaser's Scheme substantially in the form set out in Appendix B to this Schedule;
(g)
evidence has been produced to the Vendor that in so far as any part of the payment to be made under paragraph 7 would represent an amount in respect of accrued rights to guaranteed minimum pensions or Section 9(2B) Rights, the Purchaser's Scheme is a contracted-out scheme and is able and willing to accept a transfer value in respect of the liability for such accrued rights to guaranteed minimum pensions and Section 9(2B) Rights; and
	(h)	the payment of the Initial Payment in accordance with paragraph 5 has been effected.
"Vendor's Actuary"	means Paul Goulding of Watson Wyatt Partners, Watson House, London Road, Reigate, Surrey RH2 9PQ or such other Actuary as the Vendor may notify to the Purchaser.
"Vendor's Associates"	means any holding company of the Vendor and any subsidiary of or company controlled by the Vendor or its holding company.
"Vendor's Pension Scheme"
means the Akzo Nobel UK Pension Scheme currently governed by a definitive trust deed and rules dated 11 December 1992 and where the context requires, reference to the Vendor's Pension Scheme includes the trustees thereof.
1.3
The following expressions have the same meanings as in the Rules: "Normal Retirement Date", "Earnings", "Contribution Earnings", "Contribution Salary", "Pensionable Earnings", "Pensionable Salary" "Final Pensionable Earnings" and "Pensionable Service".

1.4
The following expressions have the same meanings as in the Pension Schemes Act 1993:

  "cash equivalent", "contracted-out", "guaranteed minimum pension", "money purchase benefits" and "transfer premium".

4

4.    Participation of Purchaser in Vendor's Pension Scheme

5.
The Vendor will use its best endeavours to procure that the Company may continue to participate in the Vendor's Pension Scheme during the Interim Period in respect of those Employees who are Members at Completion, subject to the treatment of the Vendor's Pension Scheme as an Exempt Approved Scheme not being prejudiced (which the Vendor will use its best endeavours to procure) and to the Purchaser and the Company complying with the terms of this Schedule and the Rules. The Vendor shall us its best endeavours to procure that the Company is able to cease participating in the Vendor's Pension Scheme on the day before the Joining Date and the Purchaser shall use its best endeavours to procure that the Company does so.

6.
Subject to the terms of paragraph 2.1, the Purchaser shall use its best endeavours to procure that the Employees who are Members remain in contracted-out employment by reference to the Vendor's Pension Scheme throughout the Interim Period and the Vendor shall give and shall use its best endeavours to procure that the Vendor's Pension Scheme shall give the Purchaser and the Company all reasonable assistance in this connection.

7.
The Purchaser undertakes that it will not, and will procure that the Company will not:

8.
do or omit to do during or in respect of the Interim Period any act or thing whereby the approval of the Vendor's Pension Scheme as an Exempt Approved Scheme or of the Vendor's Pension Scheme as a contracted-out scheme would or might be prejudiced;

9.
subject to paragraph 2.3.4, during or in respect of the Interim Period take any action which results or might result in an additional or increased liability on the Vendor's Pension Scheme in respect of any of the Members who are Employees at Completion without the Vendor's prior written agreement a condition of which may be the payment of additional contributions;

10.
exercise during the Interim Period any power or discretion of a participating employer under the Vendor's Pension Scheme except on terms (whether as to payment of additional contributions or otherwise) which the Vendor may agree in writing (such agreement not to be unreasonably withheld);

11.
apart from implementing any pay increases awarded by the Vendor prior to Completion, increase the remuneration of any Member during or in respect of the Interim Period by an amount which causes (or would cause if the Member's Pensionable Service ended) his Pensionable Earnings to be increased by more than 5% or the increase in the retail prices index if less (compared to his Pensionable Earnings immediately before Completion) except on terms (whether as to payment of additional contributions to the Vendor's Pension Scheme or otherwise) as the Vendor may agree (such agreement not to be unreasonably withheld);

12.
permit or invite any Employee or other person who is not at Completion a Member to join the Vendor's Pension Scheme.

13.
The Purchaser shall procure that the Company pays or procures to be paid promptly the following contributions (in so far as they accrue during the Interim Period) to the Vendor's Pension Scheme at such intervals as the trustees of the Vendor's Pension Scheme reasonably require in respect of each Employee for so long as he remains in Pensionable Service in the Vendor's Pension Scheme:-

14.
Employer contributions at the rate of 10% of salary being 8% in respect of retirement benefits ("Retirement Contributions") and 2% in respect of risk benefits ("Risk Contributions");

15.
Members' contributions at the rate of 5% of Pensionable Salary in respect of members of the New Section of the Vendor's Pension Scheme and 6 1/2% of Contribution Salary in respect of members of the Organon Section of the Vendor's Pension Scheme; and

5

16.
the Members' AVCs.

  If the trustees of the Vendor's Pension Scheme receive the contributions payable under this paragraph 2.4 after the due date for payment (for the purposes of the Vendor's Pension Scheme), the Purchaser shall procure that the Company pays the contributions plus Interest from the due date for payment to the date of actual payment.

17.  Vendor's undertakings

  The Vendor undertakes to the Purchaser (save as may be required to comply with legislation, the requirements of the Inland Revenue or any court, tribunal, authority or supervisory body) to use best endeavours:

18.
to procure that until after payment has been made in full in accordance with paragraph 7 no power or discretion under the Vendor's Pension Scheme is exercised in a way which would or might materially and adversely affect the Company and/or all or any of its employees who are at the relevant time Members save with the consent of the Purchaser;

19.
to procure that none of the employees or former employees of the Company is discriminated against in the exercise of any discretionary power (including, without limitation, the grant of discretionary pension increases) under the Pension Scheme.

20.  Purchaser's Scheme

21.
Type of Scheme

  Not later than seven weeks after Completion the Purchaser will provide to the Vendor the following details (where applicable) of the arrangements which the Purchaser intends to be the Purchaser's Scheme for the purposes of this Schedule: type of arrangement (including whether occupational or personal), proposed rates of contributions, identity of provider, death benefits, investment style and principles, and identity of trustees. Such arrangements must be one or more pension or schemes each of which at the Actual Payment Date satisfies the following:

22.
Either:

23.
it is Exempt Approved (or designed so as to be capable of such approval); or

24.
it is a personal pension scheme approved under Chapter IV Part XIV Income and Corporation Taxes Act 1988 (or designed so as to be capable of such approval);

25.
where the employment of Employees is to be contracted-out by reference to the Purchaser's Scheme, it is contracted-out (or designed so as to be capable of being contracted-out);

26.
it is permitted by its rules and all relevant legislation to receive a transfer payment in respect of the entire rights (including, where the employment of Employees is to be contracted-out by reference to the Purchaser's Scheme, all contracted-out rights) of each of the Consenting Members;

  and, in addition, at each of the Joining Date and the Actual Payment Date satisfies the following:

27.
it is established and wholly administered in the United Kingdom;

28.
it provides benefits on a money purchase basis.

29.
The Purchaser shall further procure that the Purchaser's Scheme is (or where the Purchaser's Scheme comprises two or more schemes it includes a scheme which is) contracted out and able to receive a transfer payment in respect of all contracted-out rights of Employees and that each of

6

  the Employees is specifically invited to transfer his entire rights (including for the avoidance of doubt all and any contracted-out rights) to the Purchaser's Scheme.

30.  Future Service Benefits

31.
The Purchaser will, in accordance with the procedure in paragraph 6, make the offers described below and will provide or secure the provision of the benefits described below in respect of each person who accepts the offers. Each Employee will be offered, in relation to employment from and after the Joining Date, membership of the Purchaser's Scheme. Subject to the power of amendment and discontinuance under the Purchaser's Scheme but in any event for a period of not less than two years following Completion the Company will make the following payments in respect of the aggregate of the Employees who elect to join the Purchaser's Scheme to provide retirement and risk benefits:-

32.
10% of aggregate earnings of which not more than 2% shall be used for the provision of death in service, permanent health insurance and other risk benefits; and

33.
such part of the Initial Payment as relates to them, in accordance with paragraph 5.

34.  Past Service Benefits

  The Purchaser will, and will procure that the Purchaser's Scheme will, make the offers described below and provide the benefits described below in respect of persons who accept the offers:

35.
Each person who is an Employee and a Member at the Joining Date will be offered (in respect of Pensionable Service accrued in the Vendor's Pension Scheme), that on payment being made in full in accordance with paragraph 7, an amount equal to that part of the Transfer Amount as is referable to the Employee is credited to an account under the Purchaser's Scheme designated to the Employee and that amount adjusted for investment return (positive or negative) less expenses relating to direct investment costs but otherwise without any deduction shall (subject to any applicable requirements for approval of the Purchaser's Scheme by the Board of the Inland Revenue) be applied to provide money purchase benefits for or in respect of the Employee and his service before the Joining Date.

36.
Each person referred to in 3.4.1 above who becomes a Consenting Member and who has paid AVCs will be offered money purchase benefits which are at least equal in value to the amount to be paid by the Vendor's Pension Scheme to the Purchaser's Scheme in respect of AVCs and provide such benefits (in addition to any others) for and in respect of each such person.

37.  Calculation of Transfer Values and Transfer Amount

38.
The Purchaser shall promptly provide the Vendor and the Vendor shall promptly provide the Purchaser with any documents and information in their possession or control which the Vendor or the Purchaser may reasonably require to facilitate the calculation of individual transfer values for potential Consenting Members ("Transfer Values") and of the Transfer Amount. Documents and information shall be regarded as being in the possession or control of the Vendor if it is in the possession or control of the Vendor's Associates or the Vendor's Pension Scheme and documents and information shall be regarded as in the possession or control of the Purchaser if it is in the possession or control of the Purchaser's Associates or the Purchaser's Scheme.

39.
The Vendor shall use its best endeavours to procure that the Vendor's Actuary will calculate and will supply to the Purchaser's Actuary full particulars of his calculation ("the Calculation") of the Transfer Values as soon as practicable after Completion and in any event within two months thereof or (if later) within two months after he has received all such information as he shall reasonably require to perform the Calculation. The Vendor shall further use its best endeavours to

7

  procure that the Vendor's Actuary will promptly upon request supply such information as the Purchaser's Actuary reasonably requires in order to agree that the Calculation is in accordance with the terms of this Schedule. The Purchaser will use its best endeavours to procure that the Purchaser's Actuary notifies the Vendor's Actuary in writing of his agreement to the Calculation or of full particulars of any objection within one month of the later of the notification by the Vendor's Actuary and the supply of the information the Purchaser's Actuary reasonably requires to agree the Calculation.

40.
The Vendor and the Purchaser shall use their respective best endeavours to ensure that the Vendor's Actuary and the Purchaser's Actuary agree the Transfer Amount within two weeks of the date that is 30 days after the Option Forms are sent to Employees (the "Return Date"). If the Vendor's Actuary and the Purchaser's Actuary cannot agree the Transfer Amount within four weeks of the Return Date the disagreement shall be resolved in accordance with paragraph 10.

41.  Initial Payment

42.
The Purchaser hereby covenants to the Vendor for itself and as trustee for the Employees that within one month following the Joining Date and having taken advice from the Purchaser's Actuary the Company shall, subject to paragraph 5.3, apportion or (in default of apportionment by the Company) shall, subject to paragraph 5.3, itself apportion the Initial Payment fairly and equitably between the individual money purchase accounts of all Employees who have by the date of such apportionment elected to join the Purchaser's Scheme.

43.
The Purchaser shall procure that, within two weeks of the Company or the Purchaser having apportioned the Initial Payment in accordance with paragraph 5.1, the Purchaser's Actuary shall certify to the Vendor that the entirety of the Initial Payment has, subject to paragraph 5.3, been apportioned and that such apportionment has been made in a manner that the Purchaser's Actuary considers to be fair and equitable.

44.
If the entire Initial Payment cannot be apportioned within the period described in 5.1 above as a result of any legal, Inland Revenue or statutory requirements, the Purchaser's Actuary shall certify that the maximum amount allowed under such requirements has been apportioned and the Purchaser shall guarantee that the Company apportions or (in default of apportionment by the Company) that it shall itself apportion the remaining amount of the Initial Payment in the manner described in paragraph 5.1 as soon as practicable.

45.
If paragraph 5.3 applies, the Purchaser shall procure that, within two weeks of the Company or the Purchaser having apportioned the remaining amount of the Initial Payment in accordance with paragraph 5.3, the Purchaser's Actuary shall certify to the Vendor that the entirety of the Initial Payment has been apportioned and that such apportionment has been made in a manner that the Purchaser's Actuary considers to be fair and equitable.

46.
The Purchaser hereby undertakes to the Vendor that no distributions of funds shall be made by the Company to the Purchaser or to any of the Purchaser's Associates until the Initial Payment has been apportioned in accordance with paragraph 5.1 and the certificate under paragraph 5.2 has been provided.

47.  Notices

48.  Invitation to participate in Purchaser's Scheme

  Not later than seven weeks after Completion the Purchaser will provide to the Vendor a draft notice to be issued to Employees who are Members, inviting them to join the Purchaser's Scheme with effect from the Joining Date for future service. The notice shall explain the arrangements provided for in paragraph 5 in relation to the Initial Payment. The Vendor shall supply its

8

  comments on the draft notice to the Purchaser and agree the draft notice with the Purchaser within two weeks of its receipt. The Purchaser will issue the notice to the relevant Employees as soon as reasonably practicable after it has been agreed by the Vendor (such agreement not to be unreasonably withheld or delayed).

49.  Invitation to transfer accrued benefits

  Not later than three weeks before the Joining Date the Purchaser will provide to the Vendor a draft notice and Option Form to be issued to Employees who are Members, offering them the ability to transfer the value of their accrued rights under the Vendor's Pension Scheme to the Purchaser's Scheme if they sign and return the Option Form having selected that option. The notice shall explain the options available to the persons concerned under the Vendor's Pension Scheme in respect of their accrued rights and (without prejudice to the generality of the foregoing) shall inform them of the invitation to transfer the entirety of their rights pursuant to paragraph 3.2. In particular, the notice shall explain the effect of paragraph 3.4.1. The Vendor shall supply its comments on the draft notice and Option Form to the Purchaser and agree the draft notice and the Option Form with the Purchaser within three weeks of its receipt. The Purchaser will issue the notice and Option Form to the relevant Employees as soon as reasonably practicable after they have been agreed by the Vendor (such agreement not to be unreasonably withheld or delayed) and the Vendor's Actuary and the Purchaser's Actuary have agreed the calculation of the Transfer Value in respect of each Employee in accordance with paragraph 4.2.

50.  Transfer of Transfer Amount and AVCs

51.
The Vendor will use all reasonable endeavours to procure that the Vendor's Pension Scheme transfers on the Due Payment Date to the Purchaser's Scheme:

52.
the Transfer Amount; and

53.
the assets representing, as at the date of transfer, the AVCs paid by the Consenting Members together with investment returns thereon.

54.
If the sum (if any) duly transferred from the Vendor's Pension Scheme to the Purchaser's Scheme in respect of the Consenting Members on the Due Payment Date is less than the amount specified in paragraph 7.1 above (the amount of the difference being referred to in this paragraph as the "Shortfall"), the Vendor shall forthwith pay, by way of adjustment so far as possible to the Purchase Price, to the Purchaser an amount in cash equal to the Shortfall together with any Interest thereon from and including the Due Payment Date to but excluding the date upon which final payment is made in accordance with this paragraph (as well after judgement as before), and the Purchaser shall procure that the same is paid forthwith to the Purchaser's Scheme, and distributed in accordance with paragraph 3.4 above.

55.
The Vendor shall use all reasonable endeavours to procure that the Vendor's Pension Scheme transfers to the Purchaser's Scheme on the Actual Payment Date the Transfer Amount in cash (or if the Vendor and the Purchaser so agree transfers assets equal in value to the Transfer Amount).

56.
Where the Transfer Amount is to consist wholly or partly of assets other than cash, the Vendor and the Purchaser will use all reasonable endeavours to secure agreement between the Vendor's Pension Scheme and the Purchaser's Scheme respectively as to the particular assets to be transferred. Any securities to be transferred will be valued at the mid-market price at the close of business on the relevant stock exchange on the day before the date of transfer.

57.
The Vendor shall use its best endeavours to procure that the Vendor's Pension Scheme shall promptly seek from the Inland Revenue any necessary approval to the payment of a transfer value from the Vendor's Pension Scheme to the Purchaser's Scheme in respect of the Consenting

9

  Members and the Purchaser shall use its best endeavours to procure that the Purchaser's Scheme shall seek Inland Revenue approval to the receipt by the Purchaser's Scheme of such a transfer value and each of the Purchaser and the Vendor shall promptly supply to the other such documents and information as may be reasonably required to enable such approvals to be sought.

58.
The Vendor shall if the Purchaser so requests arrange for the Purchaser's Scheme to be notified in writing in respect of each Consenting Member:

(1)
the amount of the Transfer Amount referable to him;

(2)
the amount of the part (if any) of the Transfer Amount which is the cash equivalent of his accrued rights to guaranteed minimum pensions;

(3)
the amount of the part (if any) of the Transfer Amount which is the cash equivalent of his section 9(2B) rights; and

(4)
the amount of the part (if any) of the Transfer Amount which is the cash equivalent of his protected rights;

  where such cash equivalents shall be calculated and verified in a manner consistent with s.97 Pension Schemes Act 1993.

59.  Vendor's Protection

60.
In this paragraph:

  "Claim" means a claim relating to:

61.
any Relevant Benefit; and/or

62.
access to any Relevant Benefit or to a scheme providing any Relevant Benefit,

  attributable to employment after the Joining Date or, in the case of a Consenting Member (or any person claiming through or in respect of him), attributable to employment before or after the Joining Date but subject to the Vendor complying with paragraph 7.

  "Claimant" means an Employee or any person claiming benefit through or in respect of him.

  "Liability" includes any compensation, damage, loss or requirement of any court, employment tribunal or Pensions Ombudsman order, award or direction, and costs and expenses properly incurred.

  "Liability Amount" means the amount of any Liability (other than any liability referred to in paragraph 11) incurred or sustained by the Vendor or any of the Vendor's Associates or the Vendor's Pension Scheme arising out of or in connection with a Claim by a Claimant.

  "Relevant Benefit" is construed in accordance with section 612 of the Income and Corporation Taxes Act 1988.

63.
The Purchaser will indemnify, and will procure that the Company will indemnify, and keep indemnified on a continuing basis, the Vendor, each of the Vendor's Associates and the Vendor's Pension Scheme against any Liability Amount.

64.
To the extent that this indemnity relates to a Claim against one of the Vendor's Associates or the Vendor's Pension Scheme, the Vendor holds the benefit of the indemnity as trustee for that person or the Vendor's Pension Scheme (as the case may be). Without prejudice to the ability of that person to enforce the indemnity, the indemnity may be enforced by the Vendor as trustee for him.

10

65.
In quantifying any Liability Amount, the Actuary's Letter shall be applied as nearly as practicable and, in default of agreement as to how it should apply, the disagreement shall be resolved in accordance with paragraph 10.

66.  No Assistance

  Subject to the Vendor complying with paragraph 7, the Purchaser agrees that neither it nor any of the Purchaser's Associates (including the Company) nor the Purchaser's Scheme will take any action or provide any assistance to any person (direct or indirect) which might or would result in a Claim as defined in paragraph 9 or in the Vendor's Pension Scheme transferring a larger amount than the Transfer Amount and the assets representing Consenting Members' AVCs to the Purchaser's Scheme.

67.  Disputes

  In the event that the Vendor's Actuary and the Purchaser's Actuary shall not agree any matter on which their agreement is required under this Schedule, the matter may be referred upon the application of either the Vendor or the Purchaser to an independent Actuary appointed by the President for the time being of the Institute of Actuaries on the application of either the Vendor or the Purchaser. That Actuary shall determine the matter in accordance with this Schedule (including the Actuary's Letter) acting as an expert and not as an arbitrator and his decision shall be final and binding. His expenses shall be borne equally by the Vendor and Purchaser unless he makes a recommendation that they shall be borne otherwise.

68.  Purchaser's Protection

69.
The Vendor undertakes to the Purchaser to pay the Purchaser an amount equivalent to all and any liabilities including costs, damages and expenses which may be suffered by the Company arising wholly necessarily and exclusively out of the participation of the Company in the Vendor's Pension Scheme but excluding:

70.
any obligations upon the Purchaser or the Company arising out of the specific provisions of this Schedule including (without limitation) payments due under 2.3 or 2.4; or

71.
any matters arising out of or in connection with any failure by the Company or the Purchaser to comply in all respects with the provisions of this Schedule; or

72.
any obligation upon the Purchaser or the Company to comply with the requirements of (or any penalty imposed upon the Purchaser or the Company by) the Inland Revenue or any Court, tribunal, authority or supervisory body.

73.
The provisions of Schedule 6 (excluding paragraph 2(A)) shall apply to paragraph 11.1 mutatis mutandis as if that paragraph was a Warranty and any claim made pursuant to it were a Claim and as if paragraph 11.1 were expressly referred to in that Schedule.

74.
No claim shall be brought against the Vendor under paragraph 11.1 unless the Purchaser shall give to the Vendor written notice of such claim (specifying such reasonable details as are available to the Purchaser) on or before the date falling 3 years after the date of this Agreement.

75.
The Vendor indemnifies the Purchaser (for itself and as trustee for the Company) and the Company against any liability to pay a debt due to the Vendor's Pension Scheme under section 144 of the Pension Schemes Act 1993 or section 75 of the Pensions Act 1995.

76.
The Vendor shall procure that as soon as reasonably practicable after the next actuarial valuation of the Vendor's Pension Scheme to be completed after the date of this Agreement under the

11

  Pensions Act 1995 the Actuary to the Vendor's Pension Scheme shall in accordance with all applicable statutory requirements and professional guidance, either certify in writing:

77.
the amount which is due from the Company to the Vendor's Pension Scheme pursuant to section 75, Pensions Act 1995; or

78.
that no such amount is due.

79.
The Vendor indemnifies the Purchaser (for itself and as trustee for the Company) and the Company against any liability which the Purchaser or the Company or the Purchaser's Scheme, may incur as a result of any failure by the Vendor's Pension Scheme prior to the Joining Date to comply with any equal treatment or other anti-discrimination requirements relevant to the provision of retirement or death benefits PROVIDED THAT this indemnity shall not apply to any liability arising by virtue of or in connection with the provision of guaranteed minimum pensions.

80.
The Vendor indemnifies the Purchaser (for itself and as trustee for the Company) and the Company against all and any liabilities including costs, damages and expenses arising from any indemnity the Company has given to the Indemnified Persons whether under clause 15(3) of the Definitive Trust Deed dated 11 December 1992 relating to the Vendor's Pension Scheme (the "Definitive Trust Deed") or otherwise.

  "Indemnified Persons" means the trustee of the Vendor's Pension Scheme (the "Trustee"), any employee, director or other officer of a corporate trustee, any member of a Pensions Committee (as defined in the Definitive Trust Deed) or of any committee appointed by the directors of a corporate trustee and any employee of any company which participates in the Vendor's Pension Scheme who is engaged in administering or managing the Vendor's Pension Scheme on behalf of the Trustee or a Pensions Committee.

12

APPENDIX A

OPTION FORM

TO BE COMPLETED AND RETURNED TO [                        ] BY [                        ] 2003

To:    The trustees of the Akzo Nobel UK Pension Scheme ("the Scheme")

I have read and understood the notice dated [                        ], 2003, in which the Scheme has offered to provide benefits in respect of my total pensionable service under the Scheme up to [Joining Date] and in which the options available to me in respect of my accrued rights under the Scheme have been explained.

PLEASE SPECIFY WHICH ONE OF THE OPTIONS YOU SELECT BY TICKING THE BOX ALONGSIDE IT AND THEN SIGNING AND COMPLETING THIS FORM

OPTION A—TRANSFER TO [PURCHASER'S] SCHEME	☐

I have [applied to] become a member of the [Purchaser's] Scheme with effect on and from [Joining Date]. I request the trustees of the Scheme to transfer the value of all benefits relating to my membership of the Scheme which have accrued to or in respect of me under the Scheme (including the cash equivalent of those benefits under the Pension Schemes Act 1993) to the [trustees of the] [Purchaser's] Scheme to secure benefits for me as mentioned in the notice referred to above. I understand and acknowledge that in complying with this request the trustees of the Scheme will be discharged from any obligation to provide benefits to me or any person claiming under me or in respect of my membership.

B—OTHER OPTIONS	☐

I do not want to transfer the value of my accrued benefits to the [Purchaser's] Scheme. I request the Scheme to send me particulars of the benefits and options which normally apply to members leaving the Scheme.

IMPORTANT—Please note that the benefits offered in option A will be available only if this form is returned, duly completed, by             2003.

Signature	)
Date	)
Name	)
Address	)
)
National Insurance No

APPENDIX B

TRANSFER AGREEMENT

To:	The trustees of the Akzo Nobel UK Pension Scheme ("the Vendor's Pension Scheme")
From:	The trustees of the [ ] Pension Scheme ("the Purchaser's Scheme")

Date:

Re: Employees of Rosemont Pharmaceuticals Limited

We request the transfer to us of

(a)
the sum and/or assets referred to in Annex 2 equal in value to the Transfer Amount calculated in accordance with the letter from Paul Goulding to John Scott dated 18th September 2002 ("the Transfer Amount") in respect of the members listed in Annex 1 ("the Consenting Members"); and

(b)
the additional voluntary contributions funds in respect of those Consenting Members (if any) identified in the list headed "AVCs" in Annex 1 ("the AVC Funds");

and in consideration of those transfers, we hereby confirm and undertake as follows:-

1.
The Consenting Members have been offered membership of the Purchaser's Scheme as described in the notice issued to them on [            ] 2003, a copy of which is Annex 3 ("the Notice").

2.
Each Consenting Member has been admitted to membership of the Purchaser's Scheme and has entered employment with an employer which participates in the Purchaser's Scheme [and that employment is contracted-out by reference to the Purchaser's Scheme for the purposes of the Pension Schemes Act 1993 (a copy of the appropriate contracting-out certificate(s) is Annex 4)]. Each Consenting Member will be entitled in respect of the Transfer Amount to employer contributions into the Purchaser's Scheme which are as described in the Notice and on receipt of the Transfer Amount we relieve you of all liabilities to or in respect of the Consenting Members.

3.
We undertake to treat the amounts previously advised as Consenting Members' contributions for the purposes of the Purchaser's Scheme and not to allow a refund of contributions on subsequent cessation of service or membership (except where a refund is not prohibited by Inland Revenue restrictions or the preservation requirements in force under the Pension Schemes Act 1993) [and to treat part of the benefit provided under the Purchaser's Scheme as "Equivalent Pension Benefits" for the purposes of the National Insurance Acts in respect of any period of membership of the Vendor's Pension Scheme up to 5th April 1975.]

4.
We confirm that the Purchaser's Scheme is established and administered wholly in the United Kingdom and is [designed so as to be capable of being] [an exempt approved scheme (within the meaning of section 592 of the Income and Corporation Taxes Act 1988)] [a personal pension scheme approved under Chapter IV, Part XIV Income and Corporation Taxes Act 1988] and that we are permitted under the documents governing the scheme and by the Inland Revenue to receive the Transfer Amount and the AVC Funds.

5.
We enter into this agreement as the trustees of the Purchaser's Scheme so as to bind us and our successors as trustee(s) of the Purchaser's Scheme and we agree to bring the contents of this agreement to the notice of our successors.

Name and signatures of trustees of Purchaser's Scheme.

ANNEX 1

(Consenting Members' AVCs)

ANNEX 2

(Sum and/or assets)

ANNEX 3

(copy of notice)

ANNEX 4

(copy of contracting-out certificate)

SCHEDULE 5

ACTUARIES LETTER

SCHEDULE 6

COMPLETION

PART 1

1.    Vendor's Obligations

  On Completion, the Vendor shall deliver to the Purchaser:

1.1
a copy of the minutes of a meeting of the directors of the Vendor authorising the execution by the Vendor of this Agreement and the Tax Deed (such copy minutes being certified as correct by the secretary of the Vendor;

1.2
the Tax Deed duly executed as a deed by the Vendor;

1.3
transfers of the Shares duly executed in favour of the Purchaser or its nominee(s) together with the relevant share certificates (or an express indemnity in the case of any found to be missing);

1.4
the statutory registers and minute books, the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name of the Company;

1.5
the written resignations in the agreed terms of all the resigning directors and the secretary of the Company from their respective offices, such resignations to take effect from Completion;

1.6
the written resignation of the auditors of the Company in the agreed terms to take effect from Completion containing the statements referred to in section 394(1) Companies Act 1985 that they consider there are no such circumstances as are mentioned in that section and confirming that they have deposited or shall deposit that statement in accordance with section 394(2) Companies Act 1985 at the respective registered offices of the Company;

1.7
the title deeds to the Properties other than for unit 1b and unit 5; and

1.8
assignments (on behalf of each relevant member of the Vendor's Group) of the Intellectual Property used by the Company (but owned by other members of the Vendor's Group) including but not limited to the Patents and the Rosemont Trade Marks substantially in the Agreed Form (or such other form as may be agreed by the parties) duly executed in favour of the Purchaser or its nominee(s), together with schedules setting out full details of the Intellectual Property to be assigned.

1.9
the Power of Attorney authorising the Purchaser to exercise all voting rights attaching to the Shares in the period between signing of this Agreement and the date of entry of the Purchaser's name on the Register of Members of the Company.

1.10
Statutory declaration in respect of unit 1b and unit 5.

PART 2

On Completion, the Vendor shall cause a board meeting of the Company to be held at which:

1.
the transfers referred to in 1.3 of part 1 shall be passed for registration and registered (subject to being duly stamped, which shall be at the cost of the Purchaser);

2.
persons nominated by the Purchaser (in the case of directors subject to any maximum number imposed by the relevant articles of association) shall be appointed additional directors and appointed secretaries;

3.
the resignations referred to in 1.5 and 1.6 of part 1 shall be tendered and accepted so as to take effect at the close of the meeting;

4.
the secretary shall resign and [    ] shall be appointed in his/her/its place;

5.
the registered office shall be changed to [    ];

6.
all existing authorities to banks shall be revoked and new authorities shall be given to such banks and on such terms as the Purchaser may direct;

2

SCHEDULE 7

LIMITATIONS ON LIABILITY

1.    Limitation on Quantum and General

(A)
The Purchaser shall not be entitled in any event to damages or any other payment in respect of any Claim and any Claim in respect of Tax (subject to paragraph (E) below):

(i)
in respect of any individual claim (or series of related claims with respect to the same facts or circumstances) under the Warranties (excluding the Tax Warranties) for less than GBP 20,000 and regarding a Claim in respect of Tax for less than GBP 1,000; and

(ii)
with respect to any claims under the Warranties (excluding the Tax Warranties) unless and until the aggregate amount of all such Claims (taking no account of those referred to in (i) above) exceeds GBP 200,000 in which event the Vendor's liability shall be liable for the whole amount and not merely the excess over such sumof GBP 200,000.

(B)
The total aggregate liability of the Vendor for any liability under this Agreement in respect of the Warranties, claims in respect of Tax and the indemnification under Clause 6 of the Agreement shall be equal to the amount of GBP 22,500,000.

(C)
The Vendor shall only be liable for damages, whether in respect of a Claim, a Claim in respect of Tax or any indemnification under Clause 6 of the Agreement arising out of or caused by matters existing on or before the Completion Date and relating to the period prior to the Completion Date.

(D)
Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

(E)
For the avoidance of doubt, only paragraphs 1 and 4 (with the exception of paragraph 1A(ii)) of this Schedule shall operate to limit the liability of the Vendor regarding any Claim in respect of Tax and the provisions of the Tax Deed shall further operate to limit the liability of the Vendor in respect of any Claim in respect of Tax.

2.    Time Limits For Bringing Claims

(A)
Subject to paragraph 5 no Claim or indemnification pursuant to Clause 6 of the Agreement shall be brought against the Vendor unless the Purchaser shall give to the Vendor written notice of such claim specifying such reasonable details as are available to the Purchaser (the "Claim Notice"):

  on or before the date falling 18 months after the date of this Agreement for a Claim and 36 months after the date of this Agreement for a indemnification pursuant to Clause 6 of this Agreement;

(B)
For the avoidance of doubt in the event of a Claim or a indemnification pursuant to Clause 6 of this Agreement arising the Purchaser must also observe the terms of Clause 24.2 of this Agreement, such that the parties must also have participated in 20 Business Days mediation from the date of the Claim Notice being issued.

3.    Conduct of Litigation

(A)
Upon the Purchaser becoming aware of any assessment, claim, action or demand against it or any other matter likely to give rise to any Claim and any indemnification pursuant to Clause 6 of the Agreement (the "Third Party Claim"), the Purchaser shall:

(i)
as soon as practicable notify the Vendor by written notice as soon as it appears to the Purchaser that any Third Party Claim received may result in a Claim;

(ii)
subject to the Vendor indemnifying the Purchaser against any liability, cost, damage or expense which may be incurred in relation to the Third Party claim, at the request of the

    Vendor and in the Vendor's absolute discretion allow the Vendor to take the sole conduct of such actions as in the Vendor's reasonably held opinion but taking into account the legitimate business interest of the Purchaser the Vendor may deem appropriate in connection with the Third Party claim in the name of the Purchaser or any relevant company and in that connection the Purchaser shall give or cause to be given to the Vendor (provided it does not cause undue interference to the conduct of the Business) all such assistance as the Vendor may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any Third Party Claim and shall instruct such legal or other professional advisors as the Vendor may nominate to act on behalf of the Purchaser or any relevant company, as appropriate, to act in accordance with the Vendor's instruction; and

  (iii)
  make no admission of liability, agreement, settlement or compromise with any third party in relation to any Third Party claim or adjudication without the prior written consent of the Vendor; (not to be unreasonably withheld or delayed).

(B)
In connection with any such Third Party claim, the Vendor shall:

(i)
at all times keep the Purchaser informed as to its intentions with regard to the Vendor's conduct and any material action the Vendor proposes to take in respect of the Third Party Claim in order to allow the Purchaser sufficient time to consider the matter and consult with the Vendor about the Third Party Claim, and the Vendor shall take reasonable account of any proposals made by the Purchaser in connection with the Third Party claim; and

(ii)
make no admission of liability, agreement, settlement or compromise with any third party in relation to any Third Party Claim or adjudication without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed).

(C)
The Vendor shall be entitled at any stage and at its absolute discretion to settle the Third Party Claim.

4.    No Liability if Loss is Otherwise Compensated For

(A)
The Vendor shall not be liable for any breach of this Agreement to the extent that the same loss has been recovered by the Purchaser under the Tax Deed and accordingly the Purchaser may only recover once in respect of the same loss

(B)
To the extent that any payment is made by the Vendor to the Purchaser in respect of any Claim and the Company subsequently obtains a deduction for corporation tax purposes in respect of the whole or part of the matter to which such Claim relates then, to the extent that the payment originally made by the Vendor did not reflect the availability of such deduction, the Vendor shall be entitled to reimbursement from the Purchaser of the amount of corporation tax saved as a result of the whole or part of such payment being deductible for corporation tax purposes.

5.    Recovery from Insurers and Other Third Parties

(A)
If, in respect of any matter which would give rise to a Claim, the Purchaser or the Company is entitled to claim under any policy of insurance, then no such matter shall be the subject of a Claim unless and until the Purchaser or the Company shall have made a claim against the insurers and used all reasonable endeavours to pursue such claim and any Claim shall be reduced by the amount recovered under such policy provided that the time limit in paragraph 2 shall not expire until 18 months after the insurance claim has been settled or determined.

(B)
Where the Purchaser or the Company is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a Claim the Purchaser shall, subject to the Vendor indemnifying the Purchaser or the relevant member of the Purchaser's Group against any cost,

2

  liability or expense in connection therewith, take all reasonable steps to enforce such recovery prior to taking action against the Vendor (other than to notify the Vendor of the Claim against the Vendor) and, in the event that the Purchaser or any member of the Purchaser's Group shall recover any amount from such other person, the amount of the Claim shall be reduced by the amount recovered provided that the Purchaser shall not be required to commence any legal proceedings or to take any action which would be materially prejudicial to the goodwill of the Business, provided that the time limit in paragraph 2 shall not expire until 18 months after the claim against such other person has been settled or determined.

(C)
If the Vendor pays at any time to the Purchaser an amount pursuant to a Claim and the Purchaser or the Company subsequently recovers from some other person any sum in respect of any matter giving rise to the Claim, the Purchaser, shall repay to the Vendor the lesser of (i) the amount paid by the Vendor to the Purchaser plus interest; or (ii) the sum including interest (if any) recovered from such other person.

(D)
For the avoidance of doubt, references in this Paragraph 5 to amounts recovered (and like expressions) are to the amounts so recovered net of the reasonable costs and expenses properly incurred in effecting such recovery.

6.    Acts of Purchaser

(A)
No Claim shall lie against the Vendor to the extent that such claim is attributable to:

(i)
any voluntary act, omission, transaction or arrangement carried out by the Purchaser or the Company on or after Completion which the Purchaser or the Company was aware or ought reasonably to have been aware would give rise to or increase the amount of a Claim; or

(ii)
any admission of liability made in breach of the provisions of this Schedule after the date of this Agreement by the Purchaser or the Company or on its behalf.

(B)
No Claim shall lie against the Vendor to the extent that such Claim is attributable to any reorganisation or change in ownership of the Company or its parent or of any assets of the Company after Completion or change in any accounting basis for valuing the Company's assets or any accounting basis, method, policy or practice which is different from that adopted or used in the preparation of the Audited Accounts.

7.    MIAC June Accounts

  No matter shall be the subject of a Claim to the extent that allowance, provision or reserve in respect of such matter shall have been made in the MIAC June Accounts or has been included in calculating liabilities or deducted in calculating assets in the MIAC June Accounts or shall have been otherwise taken account of or reflected in the MIAC June Accounts.

8.    Retrospective Legislation

  The Vendor shall not be liable for a breach of any Warranty or pursuant to or arising under or in connection with this Agreement or under the indemnification given in Clause 6 of the Agreement to the extent that liability for such breach or under such indemnification occurs or is increased directly or indirectly as a result of any legislation not in force on or prior to the date of this Agreement or as a result of the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority or Tax Authority or as a result of any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities or as a result of the withdrawal of any extra-statutory concession or any other formal agreement or arrangements with any Tax Authority (whether or not having the force of law) currently granted by

3

  or made with any Tax Authority PROVIDED THAT this paragraph 8 shall not apply with regard to any breach of any Claim in respect of Tax (in which case the provisions of the Tax Deed shall apply).

9.    Rescission

  Subject to Clause 4.9, other than in circumstances of fraud, the Purchaser shall not be entitled to rescind or repudiate this Agreement (whether in respect of a breach of Warranties or otherwise).

4

SCHEDULE 8

ROSEMONT INTELLECTUAL PROPERTY

  (A)
  All patents, know-how, registered and unregistered trade marks and service marks (including any trade, brand or business names and including, but not limited to, the trade marks set out in the following table), domain names, registered designs, design rights, utility models, copyright (including all such rights in computer software), database rights, moral rights and topography rights and all rights under licences and consents in relation to such things and all rights or forms of protection of a similar nature or having equivalent effect anywhere in the world owned by the Company.

Name	Country	Class	Application/ Registration Number
NORZOL	UNITED KINGDOM	5	909773
PHENABUT	UNITED KINGDOM	5	B909775
DIOKYCIN	UNITED KINGDOM	5	917328
PALDESIC	UNITED KINGDOM	5	917329
PALDONA	UNITED KINGDOM	5	917330
NORCILLIN	UNITED KINGDOM	5	917332
GUANOR	UNITED KINGDOM	5	917333
DIMIPRESSIN	UNITED KINGDOM	5	929097
NORZOL	UNITED KINGDOM	5	1403786
NYSTAMONT	UNITED KINGDOM	5	2026794
METHADOSE	UNITED KINGDOM	5	2057026
METHAROSE	UNITED KINGDOM	5	2057031
AMILAMONT	UNITED KINGDOM	5	2057032
FOLICARE	UNITED KINGDOM	5	2132783
FRUSOL	UNITED KINGDOM	5	2175240
METHADOSE	FRANCE	5	96612557
METHADOSE	DENMARK	5	2982 1996
METHADOSE	IRELAND	5	174202
METHADOSE	BENELUX	5	587245
TYPHENICOL	UNITED KINGDOM	5	1184364
HAYNON	UNITED KINGDOM	5	921622
LEXPEC	UNITED KINGDOM	5	934157
DOZIC	UNITED KINGDOM	5	934860
MOZELIX	UNITED KINGDOM	5	936085
CHEMOTRIM	UNITED KINGDOM	5	1170495
TREMSTOP	UNITED KINGDOM	5	1170498
ARPICOLIN	UNITED KINGDOM	5	1172622
SPORTRIM	UNITED KINGDOM	5	1170497
OXYDON	UNITED KINGDOM	5	905231
TETNOR	UNITED KINGDOM	5	905234
R P ACTINE	UNITED KINGDOM	5	1170622
ARPIMYCIN	UNITED KINGDOM	5	1182819
AMPOXOLIN	UNITED KINGDOM	5	963630
DORMOUSE	UNITED KINGDOM	5	938573
URIBEN	UNITED KINGDOM	5	930901
METHISUL	UNITED KINGDOM	5	907928
TECYCLINE	UNITED KINGDOM	5	905235
LEVAWORM	UNITED KINGDOM	5	1186838
SOLTAMOX	EUROPEAN COMMUNITY	5	2633329

  (B)
  The following patents and trade marks:-

  1.
  Patents:

  European Patent EP 0 893 121 B1, entitled "Oral liquid medical solution", held by Akzo Nobel N.V. for the benefit of the Company, and any foreign counterpart thereof (in whatever country)

  2.
  Trade marks:

Mark	Territory	Application/ Registration No.	Class(es)
R ROSEMONT (word and device)	UK	1576753	5

2

SCHEDULE 9

TRANSITIONAL ARRANGEMENTS

1.1
In this Schedule the following words shall have the corresponding meanings:

  "Services" means all services provided by the Vendor or any Vendor Group company or procured by such persons from a third party at any point during the 12 months prior to the date of Completion and all Additional Services (as defined in paragraph 1.3) but shall exclude the Excluded Services;

  "Excluded Services" means such of the Services as relate to tax, legal, internal audit, pensions (save to the extent provided in this Agreement), employee share plan (save to the extent provided in this Agreement), corporate communications, company secretary activities and insurance functions (including private medical insurance) of the Vendor's Group.

  "Transitional Period" means the period of 3 months from the date of Completion, or such greater period as the parties may agree.

1.2
The Vendor shall provide or procure the provision of the Services to the Company from the date of Completion to the expiry of the Transitional Period unless the Purchaser or the Company by notice terminates the Services prior to such expiry. For the avoidance of doubt termination of any Service or Services by the Company shall not affect the Vendor's liability to provide all other Services. The charges payable by the Company to the Vendor for provision of the Services shall be of the same magnitude to the charges paid by the Company to the Vendor (or other member of the Vendor's Group, as appropriate) for the equivalent Service during the 12 month period prior to Completion.

1.3
Upon written request from the Purchaser the Vendor shall use its reasonable endeavours to provide or procure such additional services as the Company may require for the purposes of the Business or in order to effect an orderly migration of the Services to the Company or a third party service provider (as the Company may direct) ("Additional Services"). The Vendor shall be entitled to charge a reasonable fee for the provision of such Additional Services.

1.4
The Vendor shall throughout the Transitional Period provide such Services to the standard provided prior to the date of this Agreement.

1.5
The Company shall be entitled to enforce the benefits conferred on it by this clause.

QuickLinks

  Exhibit 2.1
  CONTENTS
SCHEDULE 1 PROPERTIES
SCHEDULE 2 THE COMPANY
SCHEDULE 3 THE WARRANTIES
SCHEDULE 4 PENSIONS
APPENDIX A OPTION FORM
APPENDIX B TRANSFER AGREEMENT
SCHEDULE 5 ACTUARIES LETTER
SCHEDULE 6 COMPLETION
PART 1
PART 2
SCHEDULE 7 LIMITATIONS ON LIABILITY
SCHEDULE 8 ROSEMONT INTELLECTUAL PROPERTY
SCHEDULE 9 TRANSITIONAL ARRANGEMENTS